Exhibit 10.4

EXECUTION COPY

ASSET PURCHASE AGREEMENT

for

the SALE of TELEVISION STATION

WALA, MOBILE, ALABAMA

by and among

MERCURY NEW HOLDCO, INC.

MEDIA GENERAL, INC.

and

MEREDITH CORPORATION

Dated as of August 20, 2014

EXHIBITS

Exhibit A - EBITDA
Exhibit B - Form of Bill of Sale and Assignment and Assumption Agreement
Exhibit C - Form of Assignment of Seller FCC Authorizations
Exhibit D Form of Transition Services Agreement

v

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of August 20, 2014 (this “Agreement”), by and among (i) Mercury New Holdco, Inc., a Virginia corporation (“New Media General”), (ii) Media General, Inc., a Virginia corporation (“Media General” and together with New Media General, each a “Seller Party” and collectively, the “Seller Parties”), on the one hand, and (iii) Meredith Corporation, an Iowa corporation (the “Buyer”), on the other hand.

W I T N E S S E T H :

WHEREAS, LIN, New Media General and Media General are among the parties to the Merger Agreement (as hereinafter defined), pursuant to which Media General and LIN Media LLC, a Delaware limited liability company (“LIN”), and their respective direct and indirect subsidiaries will become direct and/or indirect subsidiaries of New Media General;

WHEREAS, on the date of this Agreement, LIN, together with certain of its direct and indirect wholly-owned subsidiaries, own and operate the television broadcast station WALA, Mobile, Alabama (the “Station”), pursuant to certain authorizations issued by the Federal Communications Commission (the “FCC”);

WHEREAS, following the closing of the Mergers (as hereinafter defined), the Buyer desires to purchase substantially all of the assets and assume certain of the liabilities, and the Seller Parties desire to sell to the Buyer substantially all of the assets and transfer certain of the liabilities, related to, or used in the conduct and operation of the Station, on the terms and subject to the conditions hereinafter set forth; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed among the parties as follows:

ARTICLE I

DEFINITIONS

Section 1.1.     Definitions. As used in this Agreement, the following terms have the meanings specified or referred to in this Section 1.1:

“Active Employees” has the meaning specified in Section 6.2(a).

“Agreement” has the meaning specified in the introductory paragraph hereof.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

“Agreed Accounting Principles” means the U.S. generally accepted accounting principles used in the preparation of the Balance Sheet.

“Agreed Adjustments” has the meaning specified in Section 2.7(b).

“Allocation” has the meaning specified in Section 2.11.

“Ancillary Agreements” means any certificate, agreement, document or other instrument to be executed and delivered in connection with the transactions contemplated by this Agreement.

“Antitrust Law” means the HSR Act, the Federal Trade Commission Act, as amended, the Sherman Act, as amended, the Clayton Act, as amended, and any applicable foreign antitrust Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Arbitrator” has the meaning specified in Section 2.7(c).

“Assignment of the Seller FCC Authorizations” has the meaning specified in Section 2.8(a)(ii).

“Assumed Contracts” has the meaning specified in Section 2.1(g).

“Assumed Liabilities” has the meaning specified in Section 2.3(a).

“Balance Sheet” has the meaning specified in Section 3.3.

“Balance Sheet Date” has the meaning specified in Section 3.3.

“Base Purchase Price” has the meaning specified in Section 2.5(a).

“Bill of Sale and Assignment and Assumption Agreement” has the meaning specified in Section 2.8(a)(i).

“Business” means the business of the Station.

“Business Day” means any day other than a Saturday or Sunday on which the principal offices of the Securities and Exchange Commission are open to accept filings and on which banks in the City of New York are not required or authorized to close.

“Buyer” has the meaning specified in the introductory paragraph hereof.

“Buyer’s 401(k) Plan” has the meaning specified in Section 6.2(c).

“Buyer Ancillary Agreements” has the meaning specified in Section 4.2(a).

“Buyer Group Member” means the Buyer, its Affiliates, and each of their successors and assigns, and their respective directors, officers, employees and agents.

“Cafeteria Plan” has the meaning specified in Section 6.2(g).

“Cap” has the meaning specified in Section 9.1.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., and any regulations promulgated thereunder.

“Claim Notice” has the meaning specified in Section 9.3(a).

“Closing” has the meaning specified in Section 2.4.

“Closing Date” has the meaning specified in Section 2.4.

“Closing Date Payment” has the meaning specified in Section 2.6(b).

“Closing Date Working Capital Amount” means the amount, if any, by which (i) the Current Assets as of the Cutoff Time exceed (ii) the Current Liabilities as of the Cutoff Time; provided that if such Current Assets are equal to or less than such Current Liabilities, then the Closing Date Working Capital Amount shall be zero.

“Closing Date Working Capital Deficit” means the amount, if any, by which (i) the Current Liabilities as of the Cut-off Time exceed (ii) the Current Assets as of the Cut-Off Time; provided that if such Current Liabilities are equal to or less than such Current Assets, then the Closing Date Working Capital Deficit shall be zero.

“Code” means the Internal Revenue Code of 1986, as amended.

“Communications Act” means the Communications Act of 1934, as amended, the Telecommunications Act of 1996, the Children’s Television Act of 1992, and the rules and regulations of the FCC promulgated under the foregoing, in each case, as in effect from time to time.

“Confidentiality Agreement” has the meaning specified in Section 5.1.

“Consent” means a consent, waiver, authorization or approval of, or a filing, declaration or registration with, a Person.

“Current Assets” means the current assets of the Business determined in accordance with the Agreed Accounting Principles, but excluding any Excluded Assets.

“Current Liabilities” means current liabilities of the Business determined in accordance with the Agreed Accounting Principles, but excluding any Excluded Liabilities.

“Cutoff Time” means 11:59 P.M. (central time) on the date immediately prior to the Closing Date, except with regards to billing and accounts receivable, for which the “Cutoff Time” shall be 4:00 A.M. (central time) on the Closing Date.

“Deductible” has the meaning specified in Section 9.1.

“Disputed Items” has the meaning specified in Section 2.7(c).

“DOJ” means the U.S. Department of Justice.

“DOJ Consent” means the Consent of the DOJ with respect to the Buyer, this Agreement and the transactions contemplated hereby.

“DOJ Final Judgment” has the meaning specified in Section 3.2(c)(ii).

“EBITDA” means the earnings before interest, taxes, depreciation and amortization of the Business, determined in accordance with the Agreed Accounting Principles (to the extent applicable) and in a manner consistent with the illustrative example attached hereto as Exhibit A.

“EBITDA Value” means the product of (i) 10.0, multiplied by (ii) the average annual EBITDA of the Business for the immediately preceding twenty-four (24) months (i.e., the average EBTIDA of the Business for the two immediately preceding twelve-month periods), measured as of the end of the calendar month immediately preceding the Closing Date.

“Electing Party” has the meaning specified in Section 6.1(d).

“Employment Agreement” means any contract or agreement of any of the Seller Parties, LIN or any of their respective Affiliates with any individual Employee pursuant to which such Seller Party, LIN or any of their respective Affiliates has an actual or contingent liability to provide compensation and/or benefits in consideration for past, present or future services.

“Employees” means the individuals employed by any of the Seller Parties, LIN or any of their respective Affiliates who are listed on Schedule 3.12 and any full-time, part-time and per diem employees who become employed by any of the Seller Parties, LIN or any of their Affiliates after the date hereof in accordance with Section 5.4 exclusively in connection with the Business; provided, however, that no such Person shall be considered an “Employee” if he or she is not employed by the Seller Parties, LIN or any of their respective Affiliates immediately prior to the Closing. For purposes of the foregoing, an individual shall not be considered “not employed” by virtue of the fact that he or she is on authorized leave of absence, sick leave, short or long term disability leave or military leave.

“Employee Plan” means each material (i) pension, retirement, profit sharing, deferred compensation, stock bonus or other similar plan, (ii) medical, vision, dental or other health plan, (iii) life insurance plan and (iv) other material employee benefit plan, in each case, to which a Seller Party or any of their Affiliates is required to contribute or has any material liability, or which a Seller Party or any of their Affiliates sponsors for the benefit of any of the Employees (or any independent contractors or consultants), or under which Employees (or their beneficiaries, or any independent contractors or consultants) are eligible to receive benefits, including any Employee Benefit Plan (as defined in Section 3(3) of ERISA).

“Employment Commencement Date” has the meaning specified in Section 6.2(a).

“Encumbrance” means any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title, covenant or other restrictions of any kind, other than any license of, option to license, or covenant not to assert claims of infringement or misappropriation with respect to, Intellectual Property.

“Environmental Law” means all Laws relating to or addressing the prevention of pollution, the environment, occupational health or safety, including but not limited to CERCLA, OSHA and RCRA and any state equivalent thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Closing Date Balance Sheet” has the meaning specified in Section 2.6(a).

“Estimated Purchase Price” means the Purchase Price, as defined herein, but determined on an estimated basis by the Seller Parties in good faith in accordance with, and as reflected in the certificate referred to in, Section 2.6(a).

“Excluded Assets” has the meaning specified in Section 2.2.

“Excluded Liabilities” has the meaning specified in Section 2.3(b).

“Expense” means any and all expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).

“FCC” means the Federal Communications Commission.

“FCC Applications” has the meaning specified in Section 5.3(a).

“FCC Consent” means action by the FCC (including action by staff acting on delegated authority) granting its consent to the FCC Applications.

“FIRPTA Certificate” means a certificate of non-foreign status that complies with Treasury Regulations Section 1.1445-2(b)(2).

“FSA” has the meaning specified in Section 6.2(g).

“FTC” means the U.S. Federal Trade Commission.

“Fundamental Representations” has the meaning specified in Section 11.1.

“Governmental Body” means any foreign, federal, state, local or other governmental authority, or judicial, regulatory or administrative body.

“Governmental Consents” means (i) the FCC Consent, and (ii) all authorizations, consents, Orders and approvals of all Governmental Bodies, including any State Attorney General, that are or may become necessary for the execution, delivery and consummation of the transactions contemplated hereby.

“Governmental Permits” has the meaning specified in Section 3.8(a).

“Hazardous Materials” means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, regulated or defined as “hazardous,” “toxic” or words of similar import pursuant to any Environmental Law, including asbestos, asbestos containing material, petroleum or petroleum-derived substance or waste, or any constituent of any such substance or waste.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Inactive Employees” has the meaning specified in Section 6.2(a).

“Indemnified Party” has the meaning specified in Section 9.3(a).

“Indemnitor” has the meaning specified in Section 9.3(a).

“Initial Cap” has the meaning specified in Section 9.1.

“Initial Termination Date” has the meaning specified in Section 10.1(a)(v).

“Intellectual Property” means (a) patents and patent applications, (b) Trademarks, (c) copyrights, (d) registrations and applications for registration of any of the foregoing in (a)-(c), and (e) trade secrets, call letters, websites, web content (including accounts with Twitter, Facebook and other social media companies), jingles, slogans, logos, commercials, promotional materials, programming materials, content and other intellectual property rights, in each case, including advertising customer lists, mailing lists, processes, know-how and other proprietary or confidential information.

“Knowledge of the Seller Parties” means, as to a particular matter, the actual knowledge, after reasonable inquiry of the following persons: Vincent L. Sadusky, Richard J. Schmaeling, Denise M. Parent, Gary Yoder and Roland Fields.

“Laws” means any and all domestic (federal, state or local) or foreign or provincial laws, statutes, ordinances, rules, published regulations, judgments, orders, injunctions, awards, or agency policies, procedures, requirements or decrees promulgated by any Governmental Body.

“Like-Kind Exchange” has the meaning specified in Section 6.1(d).

“LIN” has the meaning specified in the Recitals.

“LIN TV” means LIN Television Corporation.

“Loss” means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges.

“Market” means, with respect to the Station, the “Designated Market Area,” as determined by The Nielsen Company, of the Station.

“Material Adverse Effect” means a material adverse effect on (i) the ability of the Seller Parties to perform their obligations under this Agreement, or (ii) the assets, results of operations or financial condition of the Business, taken as a whole; provided, however, that for purposes of determining whether there has been or is reasonably likely to be a “Material Adverse Effect” for purposes of clause (ii), the results and consequences of the following events, occurrences, facts, conditions, changes, developments or effects shall not be taken into account: (a) any changes to general economic conditions, or to the television broadcasting industry, generally, (b) any changes resulting from the announcement by the Seller Parties or any of their Affiliates of their intention to sell the Business, or the facts, circumstances or events relating to any of the Buyer or its Affiliates, including their respective identities, or actions taken by any of them, including in each case the impact thereof on relationships, contractual or otherwise, with agents, customers, suppliers, vendors, licensees, licensors, lenders, partners, employees or regulators, including the FCC, (c) the taking of any action expressly required by, or the failure to take any action expressly prohibited by, this Agreement, or the taking of any action at the written request or the prior written consent of the Buyer, (d) any failure of the Business to meet internal or external projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided, however, that any event, occurrence, fact, condition, change, development or effect giving rise to such failure or change may be taken into account in determining whether there has been, or is reasonably likely to be, a Material Adverse Effect, except to the extent otherwise excluded hereunder), (e) the renegotiation of the Station’s network affiliation agreements or retransmission consent agreements in connection with the transfer or sale of the Station contemplated hereby and in compliance with this Agreement, (f) any changes in the capital, financial or securities markets generally, (g) changes in Laws or generally accepted accounting principles (or the interpretation thereof) or in legal, regulatory or political conditions, (h) the commencement, escalation or worsening of any war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date hereof and (i) earthquakes, hurricanes, floods or other natural disasters, except in the case of each of clauses (a), (f), (g), (h) and (i) to the extent the Business, taken as a whole, is disproportionately affected thereby as compared with other television broadcast stations.

“Mergers” means (i) the merger of Mercury Merger Sub 1, Inc. with and into Media General with Media General being the surviving company and (ii) the merger of Mercury Merger Sub 2, LLC with and into LIN, with LIN being the surviving limited liability company, in each case pursuant to the Merger Agreement.

“Media General” has the meaning specified in the introductory paragraph hereof.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of March 21, 2014, as it may be amended from time to time, by and among Media General, New Media General, Mercury Merger Sub 1, Inc., a Virginia corporation and a wholly-owned subsidiary of New Media General, Mercury Merger Sub 2, LLC, a Delaware limited liability company and a wholly-owned subsidiary of New Media General and LIN.

“Merger Closing Date” means the date upon which the Mergers are consummated.

“Multi-Station Contract” has the meaning specified in Section 5.6.

“MVPD” means any multi-channel video programming distributor, including cable systems, telephone companies and direct broadcast satellite systems.

“New Media General” has the meaning specified in the introductory paragraph hereof.

“Objection Notice” has the meaning specified in Section 2.7(b).

“Order” means any decree, order, judgment, injunction, awards, stipulations, decrees or writs, temporary restraining order or other order in any suit or proceeding by or with any Governmental Body.

“OSHA” means the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq., and any regulations promulgated thereunder.

“Other Seller Station” has the meaning specified in Section 5.6.

“Owned Real Property” has the meaning specified in Section 3.9(a).

“Permitted Encumbrance” means (a) liens for Taxes, assessments or other governmental charges which are not yet due and payable or Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established, (b) zoning laws and ordinances and similar Laws that are not violated by any existing improvement or that do not prohibit the use of the Real Property as currently used in the operation of the Business; (c) any right reserved to any Governmental Authority to regulate the affected property; (d) in the case of any leased asset, (i) the rights of any lessor under the applicable lease agreement or any Encumbrance granted by any lessor, (ii) any statutory lien for amounts that are not yet due and payable or are being contested in good faith, (iii) any subleases listed in any Schedule hereto and (iv) the rights of the grantor of any easement or any Encumbrance granted by such grantor on such easement property; (e) easements, rights of way, restrictive covenants and other encumbrances, encroachments or other similar matters affecting title that do not adversely affect title to the property subject thereto (other than minor defects in title) or materially impair the continued use of the property in the ordinary course of the Business; (f) inchoate materialmens’, mechanics’, workmen’s, repairmen’s or other like liens arising in the ordinary course of business for amounts that are not yet due and payable or that are being contested in good faith by appropriate proceedings; (g) Encumbrances that will be discharged prior to or simultaneously with Closing; and (h) any other Encumbrance disclosed on Schedule 1.1.

“Person” means any person, employee, individual, corporation, limited liability company, partnership, trust, or any other non-governmental entity or any Governmental Body.

“Preliminary EBITDA Value” has the meaning specified in Section 2.7(a)(ii).

“Preliminary Closing Date Balance Sheet” has the meaning specified in Section 2.7(a)(i).

“Preliminary Closing Date Working Capital Calculation” has the meaning specified in Section 2.7(a)(iv).

“Preliminary Purchase Price” has the meaning specified in Section 2.7(a)(iii).

“Purchased Assets” has the meaning specified in Section 2.1.

“Purchased Intellectual Property” the meaning specified in Section 2.1(f).

“Purchase Price” has the meaning specified in Section 2.5.

“RCRA” means the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., and any regulations promulgated thereunder.

“Real Property” has the meaning specified in Section 3.9(b).

“Real Property Leases” has the meaning specified in Section 3.9(b).

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Renewal Applications” has the meaning specified in Section 5.3(e).

“Required Consents” has the meaning specified in Section 5.3(f).

“Resolution Period” has the meaning specified in Section 2.7(b).

“Retained Names and Marks” means all (a) Trademarks containing or incorporating the terms “Media General” or “LIN,” (b) other Trademarks owned by any Seller Party, LIN or any of their respective Affiliates and not used exclusively in connection with the Business, (c) variations or acronyms of any of the foregoing, and (d) Trademarks confusingly similar to or dilutive of any of the foregoing.

“Review Period” has the meaning specified in Section 2.7(b).

“Seller’s 401(k) Plan” has the meaning specified in Section 6.2(c).

“Seller Parties” has the meaning specified in the introductory paragraph hereof.

“Seller FCC Authorizations” means those Governmental Permits issued by the FCC with respect to the Station that are material to the operations of the Station.

“Seller Group Member” means the Seller Parties, their Affiliates, each of their successors and assigns, and their respective directors, officers, employees, agents and representatives.

“Seller Property” means any real or personal property, plant, building, facility, structure, equipment or unit, or other asset owned, leased or operated by any of the Seller Parties, LIN or any of their respective Affiliates and used exclusively in the Business.

“Station” has the meaning specified in the first recital hereof.

“Station Agreements” means all has the meaning specified in Section 3.15.

“Straddle Period” has the meaning specified in Section 6.1(a).

“Tangible Personal Property” has the meaning specified in Section 2.1(e).

“Tax” means (a) any federal, state, local or foreign taxes, including but not limited to net income, alternative or add-on minimum, gross income, gross receipts, property, sales, use, transfer, gains, license, employment, payroll, capital stock, escheat, environmental, franchise, social security, stamp, registration and value-added taxes, withholding or minimum tax, or any other tax of any kind, together with any interest and any penalty, addition to tax and additional amount imposed by any Governmental Body, (b) any liability for the payment of any amounts described in clause (a) as a result of being or having been a member of an affiliated, consolidated, combined or unitary group, and (c) any liability for the payment of any amounts described in clause (a) as a result of being party to any tax sharing agreement or arrangement or as a result of any express obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (a).

“Tax Return” means any return, declaration, report, claim for refund or other document relating to Taxes, including any schedule or attachment thereto, and amendment thereof.

“Termination Date” has the meaning specified in Section 10.1(a)(v).

“Third Person Claim Notice” has the meaning specified in Section 9.4(a).

“Tower Lease” has the meaning specified in Section 5.9.

“Trademarks” means trademarks, service marks, Internet domain names, trade dress, trade names, and corporate names, all applications and registrations for the foregoing, and all goodwill connected with the use thereof and symbolized thereby.

“Transfer Taxes” means all transfer, documentary, excise, sales, value added, goods and services, use, stamp, registration and other similar taxes, and all conveyance fees, recording charges and other fees and charges, incurred in connection with the consummation of the transactions contemplated by this Agreement.

“Transferred Employees” has the meaning specified in Section 6.2(a).

“Transition Services Agreement” has the meaning specified in Section 2.8(a)(iii).

“WARN Act” has the meaning specified in Section 6.2(j).

ARTICLE II

PURCHASE AND SALE OF PURCHASED ASSETS

Section 2.1.     Purchase and Sale of Purchased Assets(a). Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller Parties shall, or shall cause LIN and their respective Affiliates to, sell, transfer, assign, convey and deliver to the Buyer, and the Buyer shall purchase from the Seller Parties, LIN and their respective Affiliates, pursuant to this Agreement, free and clear of all Encumbrances (except for Permitted Encumbrances), all of the right, title and interest of the Seller Parties, LIN and their respective Affiliates to the assets, properties and business (excepting only the Excluded Assets) of every kind and description, wherever located, real, personal or mixed, tangible or intangible, then owned or held by the Seller Parties, LIN and/or their respective Affiliates and used exclusively in the Business (herein collectively referred to as the “Purchased Assets”), including, all right, title and interest of the Seller Parties, LIN and their respective Affiliates as of Closing to the following (excepting only the Excluded Assets):

(a)     All accounts receivable outstanding at the time of Closing generated by the Business prior to the Closing;

(b)     All prepaid rentals and other prepaid expenses outstanding at the time of Closing arising from payments made by or on behalf of any Seller Party, LIN or any of their respective Affiliates for the benefit of the Business;

(c)     (x) The Seller FCC Authorizations and (y) all other assignable Governmental Permits exclusively related to the Station;

(d)     All Owned Real Property;

(e)     All machinery, equipment (including cameras, computers and office equipment), auxiliary and translator facilities, transmitting towers, transmitters, broadcast equipment, antennae, supplies, inventory (including all films, programs, records, tapes, recordings, compact discs, cassettes, spare parts and equipment), vehicles, furniture and other tangible personal property owned by the Seller Parties, LIN or any of their respective Affiliates and used exclusively in the Business (“Tangible Personal Property”), including as set forth on Schedule 3.11;

(f)     All Intellectual Property owned by the Seller Parties, LIN or any of their respective Affiliates and used exclusively in the Business (the “Purchased Intellectual Property”), including the call sign WALA;

(g)     Subject to Section 5.6 (i) all contracts and agreements of the Seller Parties, LIN or any of their respective Affiliates to the extent such contracts and agreements are for the sale or barter of broadcast time on the Station for advertising or other purposes; (ii) all contracts and agreements of the Seller Parties, LIN or any of their respective Affiliates to the extent such contracts or agreements are for the purchase or lease, as applicable, of merchandise, supplies, equipment or other personal property, or for the receipt of services, in each case used exclusively in the Business; (iii) all contracts and agreements listed or described in Schedule 3.14 designated therein as an “Assumed Contract;” and (iv) any other contract or agreement entered into by any Seller Party, LIN or any of their respective Affiliates exclusively for the Business which (A) is of the general nature described in clauses (b), (c), (d), (g), (h), (i), (j), (k) or (l) of Section 3.14, but which, by virtue of the threshold amounts or other specific terms set forth in such subsections, is not required to be listed in Schedule 3.14 or (B) is entered into after the date hereof consistent with the provisions of Section 5.4 of this Agreement (the contracts and agreements referred to in this Section 2.1(g), collectively, the “Assumed Contracts”);

(h)     All claims or causes of action of the Seller Parties, LIN or any of their respective Affiliates, as applicable, against third parties to the extent that any such claims or causes of action arise out of the Purchased Assets or Assumed Liabilities;

(i)     All deposits made or held for the benefit of any of the Seller Parties, LIN or any of their respective Affiliates under or pursuant to contracts or agreements included in the Purchased Assets;

(j)     All management and other systems (including computers and peripheral equipment), databases, computer software, disks and similar assets owned by the Seller Parties, LIN or any of their respective Affiliates which are used exclusively in the Business, and all licenses of the Seller Parties, LIN and their respective Affiliates to the extent relating thereto;

(k)     All books and records of the Seller Parties, LIN or any of their respective Affiliates that relate exclusively to the Business, including all files, logs, programming information and studies, technical information and engineering data, news and advertising studies or consulting reports and sales correspondence exclusively relating to the Business;

(l)     All petty cash held at the Station; and

(m)     All claims, rights and interests of the Seller Parties, LIN or any of their respective Affiliates in and to any refunds of Taxes or fees of any nature whatsoever for periods (or portions thereof) ending on or prior to the Closing Date, to the extent relating to Purchased Assets and which are included in Current Assets.

Section 2.2.     Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following (herein referred to as the “Excluded Assets”):

(a)     Any cash or cash equivalents (including any marketable securities or certificates of deposit) of the Seller Parties, LIN or any of their respective Affiliates, other than petty cash held at the Station;

(b)     All bank and other depository accounts of the Seller Parties, LIN or any of their respective Affiliates;

(c)     Except as set forth in Section 2.1(m), all claims, rights and interests of the Seller Parties, LIN or any of their respective Affiliates in and to any refunds of Taxes or fees of any nature whatsoever for periods (or portions thereof) ending on or prior to the Closing Date;

(d)     Any rights, claims or causes of action of the Seller Parties, LIN or any of their respective Affiliates against third parties relating to the assets, properties or operations of the Business arising out of transactions occurring prior to the Closing Date, except to the extent that any such claims are accounts receivable or otherwise arise out of the Purchased Assets or Assumed Liabilities (provided that the Seller Parties, LIN and their respective Affiliates shall retain all amounts payable to the Seller Parties, LIN and their respective Affiliates, if any, from the United States Copyright Office or such arbitration panels as may be appointed by the United States Copyright Office that relate to the Business prior to the Closing and have not been paid as of the Closing);

(e)     All bonds held, contracts or policies of insurance and prepaid insurance with respect to such contracts or policies;

(f)     The Seller Parties’, LIN’s or their respective Affiliates’ minute books, stock transfer books, records relating to formation or incorporation, Tax returns and related documents and supporting work papers and any other records and returns relating to Taxes, assessments and similar governmental levies (other than real and personal property Taxes, assessments and levies imposed on the Purchased Assets) and any books and records not exclusively relating to the Business;

(g)     All records prepared in connection with or relating to the sale or transfer of the Station, including bids received from others and analyses relating to the Station and the Purchased Assets;

(h)     The contracts or agreements of the Seller Parties, LIN or their respective Affiliates listed in Schedule 3.14 and not designated on such Schedule as an “Assumed Contract” and any contracts or agreements between or among any one or more Seller Parties or LIN and any one or more of their respective Affiliates relating to the Station or the Purchased Assets unless listed in Schedule 3.14 as an “Assumed Contract”;

(i)     The items designated in Schedule 2.2(i) as “Excluded Assets”;

(j)     The Retained Names and Marks;

(k)     All Intellectual Property of the Seller Parties, LIN or any of their respective Affiliates (other than the Purchased Intellectual Property);

(l)     All records and documents relating to Excluded Assets or to liabilities other than Assumed Liabilities;

(m)     Other than as set forth in Section 6.2, all of the employee benefit agreements, plans or arrangements of the Seller Parties, LIN or their respective Affiliates (including, without limitation, all Employee Plans) and any assets of any such agreement, plan or arrangement;

(n)     Any intercompany receivables of the Business from the Seller Parties, LIN or any of their respective Affiliates; and

(o)     Any rights of or payment due to the Seller Parties, LIN or their respective Affiliates, under or pursuant to this Agreement or the other agreements with the Buyer or any of its Affiliates contemplated hereby.

Section 2.3.     Assumption of Liabilities.

(a)     Upon the terms and subject to the conditions of this Agreement, as of the Closing, the Buyer shall assume and shall thereafter be obligated for, and shall agree to pay, perform and discharge in accordance with their terms, the following obligations and liabilities of the Seller Parties, LIN or their respective Affiliates, whether direct or indirect, known or unknown (except to the extent such obligations and liabilities constitute Excluded Liabilities):

(i)     the liabilities and obligations arising with, or relating to, the operation of the Station, including the owning or holding of the Purchased Assets, that are attributable to the period from and after the Closing Date;

(ii)     all accounts payable and accrued expenses reflecting expenses and costs incurred by the Business in the ordinary course prior to the Closing, to the extent constituting Current Liabilities;

(iii)     subject to Section 5.6, all liabilities and obligations under the Station Agreements and other Assumed Contracts (except to the extent that such liabilities or obligations were required by the terms thereof to be discharged prior to the Closing), in each case, excluding any liability or obligation relating to a breach or alleged breach thereof by the Seller Parties, LIN or their respective Affiliates;

(iv)     all liabilities for Taxes that are the responsibility of the Buyer or its Affiliates pursuant to Section 6.1 hereof; and

(v)     all liabilities and obligations expressly assumed by the Buyer or its Affiliates pursuant to Section 6.2 hereof.

All of the foregoing to be assumed by the Buyer hereunder are referred to herein as the “Assumed Liabilities.”

(b)     The Buyer shall not assume or be obligated for any of, and the Seller Parties, LIN and their respective Affiliates, as applicable, shall solely retain, pay, perform, defend and discharge all of, their liabilities or obligations of any and every kind whatsoever, direct or indirect, known or unknown, absolute or contingent, not expressly assumed by the Buyer Parties under Section 2.3(a) (herein referred to as “Excluded Liabilities”) and, notwithstanding anything to the contrary in Section 2.3(a), each of the following shall be Excluded Liabilities for purposes of this Agreement:

(i)     except as otherwise set forth in Section 6.1 hereof, all liabilities in respect of Taxes of the Seller Parties, LIN or their respective Affiliates;

(ii)     other than as set forth in Section 6.2, any of the liabilities of obligations under the employee benefit agreements, plans or arrangements of the Seller Parties, LIN or their respective Affiliates (including, without limitation, all Employee Plans) and any assets of any such agreement, plan or arrangement;

(iii)     all liabilities, including with respect to severance, relating to any former employee of a Seller Party, LIN or any of their Affiliates, except for liabilities relating to Transferred Employees expressly assumed pursuant to Section 6.2;

(iv)     any intercompany payables of the Business owing to any of the Affiliates of the Seller Parties or LIN; and

(v)     any of Seller Parties', LIN’s and their respective Affiliates’ liabilities or obligations under this Agreement or the Ancillary Agreements.

Section 2.4.     Closing Date. The purchase and sale of the Purchased Assets provided for in Section 2.1 (the “Closing”) shall be consummated at 9:00 A.M., New York time, five (5) Business Days after the conditions set forth in Articles VII and VIII are satisfied or, if legally permissible, waived (other than those conditions that by their nature are to be satisfied (or validly waived) at the Closing, but subject to such satisfaction or waiver), at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York 10004, unless such time or date is changed by mutual agreement of the Seller Parties and the Buyer (the “Closing Date”).

Section 2.5.     Purchase Price.  The purchase price for the Purchased Assets (the “Purchase Price”) shall be equal to:

(a)     Eighty-Six Million Dollars ($86,000,000) (the “Base Purchase Price”);

(b)     plus the Closing Date Working Capital Amount, or minus the Closing Date Working Capital Deficit; and

(c)     plus the amount by which the EBITDA Value exceeds the Base Purchase Price, or minus the amount by which the EBITDA Value is less than the Base Purchase Price; provided that there shall be no adjustment to the Purchase Price pursuant to this Section 2.5(c) if the EBITDA Value is greater than or equal to $81,000,000 but less than or equal to $91,000,000.

Section 2.6.     Determination of Estimated Purchase Price; Payment on Closing Date.

(a)     At least two (2) Business Days prior to the Closing Date, the Seller Parties shall deliver to the Buyer a certificate executed on behalf of the Seller Parties by an authorized officer thereof, dated the date of its delivery, setting forth the Seller Parties’ good faith estimate of (i) a balance sheet, prepared in accordance with the Agreed Accounting Principles, setting forth the Current Assets and Current Liabilities as of the Cutoff Time (the “Estimated Closing Date Balance Sheet”), (ii) the Closing Date Working Capital Amount or the Closing Date Working Capital Deficit, as the case may be, (iii) the EBITDA Value, and (iv) the Estimated Purchase Price. To the extent reasonably practicable prior to the Closing, the Seller Parties shall, in good faith, discuss any questions or comments the Buyer may have with respect to such estimates but the Seller Parties shall not be required to make any modifications thereto.

(b)     On the Closing Date, the Buyer shall pay or cause to be paid to the Seller Parties an amount equal to the Estimated Purchase Price (the “Closing Date Payment”) by bank wire transfer of immediately available funds to such bank account or accounts designated by the Seller Parties for such purpose not less than one (1) Business Day before the Closing Date.

Section 2.7.     Determination of Closing Date Working Capital, EBITDA Value and Purchase Price.

(a)     As promptly as reasonably practicable following the Closing Date (but not later than ninety (90) days after the Closing Date), the Buyer shall:

(i)     prepare, in accordance with the Agreed Accounting Principles, a balance sheet setting forth the Current Assets and Current Liabilities as of the Cutoff Time (the “Preliminary Closing Date Balance Sheet”);

(ii)     prepare, in accordance with the Agreed Accounting Principles (to the extent applicable), a determination of the EBITDA Value (such EBITDA Value, as determined by the Buyer, the “Preliminary EBITDA Value”);

(iii)     determine the Purchase Price in accordance with the provisions of this Agreement (such Purchase Price as determined by the Buyer being called the “Preliminary Purchase Price”); and

(iv)     deliver to the Seller Parties a certificate executed by the Buyer setting forth or attaching the Preliminary Closing Date Balance Sheet, the Preliminary EBITDA Value and the Buyer’s calculation of the Closing Date Working Capital Amount or the Closing Date Working Capital Deficit, as the case may be (the “Preliminary Closing Date Working Capital Calculation”) derived therefrom and the Preliminary Purchase Price.

(b)     The Seller Parties shall have sixty (60) days following receipt of the certificate referenced in Section 2.7(a) (the “Review Period”) in which to review the Preliminary Closing Date Balance Sheet, the Preliminary EBITDA Value, the Preliminary Purchase Price and the Preliminary Closing Date Working Capital Calculation. In the event the Seller Parties do not object to the Preliminary Closing Date Balance Sheet, the Preliminary EBITDA Value, the Preliminary Purchase Price or the Preliminary Closing Date Working Capital Calculation prior to expiration of the Review Period, the Preliminary Purchase Price, the Preliminary EBITDA Value and the Preliminary Closing Date Working Capital Calculation shall become (i) the “Purchase Price”, (ii) the “Preliminary EBITDA Value” and (iii) the “Closing Date Working Capital Amount” or the “Closing Date Working Capital Deficit,” as the case may be, respectively, for all purposes of this Agreement, including for purposes of determining the adjustment payment (if any) specified in Section 2.10. In the event the Seller Parties object to the Preliminary Closing Date Balance Sheet, the Preliminary EBITDA Value, the Preliminary Purchase Price or the Preliminary Closing Date Working Capital Calculation, the Seller Parties shall give a written notice to the Buyer specifying their objections in reasonable detail and the basis therefor, prior to expiration of the Review Period (“Objection Notice”). During the thirty (30) Business Day period following the Buyer's receipt of the Objection Notice (the “Resolution Period”), the Buyer and the Seller Parties shall attempt to resolve the differences specified in the Objection Notice and any resolution by them (evidenced in writing) of such differences (the “Agreed Adjustments”) shall be final, binding and conclusive. In the event the Buyer and the Seller Parties resolve all disputed items set forth in the Objection Notice by the Agreed Adjustments, the Preliminary Purchase Price, the Preliminary EBITDA Value and the Preliminary Closing Date Working Capital Calculation, in each case as adjusted by the Agreed Adjustments, shall become (x) the “Purchase Price” (y) the “EBITDA Value” and (z) the “Closing Date Working Capital Amount” or the “Closing Date Working Capital Deficit,” as the case may be, respectively, for all purposes of this Agreement, including for purposes of determining the adjustment payment (if any) specified in Section 2.10.

(c)     If at the conclusion of the Resolution Period any objections raised by the Seller Parties remain unresolved, then the amounts so in dispute (the “Disputed Items”) shall be submitted to a firm of independent public accountants in the United States of national recognition (the “Arbitrator”) mutually selected by the Seller Parties and the Buyer within five (5) Business Days after the expiration of the Resolution Period. The Arbitrator shall determine and resolve, based solely on presentations by the Buyer and the Seller Parties, and not by independent review, the Disputed Items, in accordance with the Agreed Accounting Principles. In resolving the Disputed Items, the Arbitrator’s determination shall be no higher or lower than the respective amounts proposed by the Buyer and the Seller Parties. The Arbitrator’s determination shall be made within thirty (30) Business Days of its selection, shall be set forth in a written statement delivered to the Buyer and the Seller Parties and shall be final, binding and conclusive on the parties hereto. The Preliminary Purchase Price, the Preliminary EBITDA Value and the Preliminary Closing Date Working Capital Calculation shall be adjusted to reflect all Agreed Adjustments and the resolution of all Disputed Items by the Arbitrator and, as so adjusted, shall be (i) the “Purchase Price” (ii) the “EBITDA Value” and (iii) the “Closing Date Working Capital Amount” or the “Closing Date Working Capital Deficit,” as the case may be, respectively, for all purposes of this Agreement, including for purposes of determining the adjustment payment (if any) specified in Section 2.10.

(d)     The parties hereto shall make available to the Buyer, the Seller Parties and, if applicable, the Arbitrator, such books, records and other information (including work papers) as any of the foregoing may reasonably request to prepare or review the Preliminary Closing Date Balance Sheet, the Preliminary Purchase Price, the Preliminary EBITDA Value and the Preliminary Closing Date Working Capital Calculation or any matters submitted to the Arbitrator. The fees and expenses of the Arbitrator shall be paid by the Buyer, on the one hand, and the Seller Parties, on the other hand, in inverse proportion as they may prevail on the matters submitted to the Arbitrator pursuant to Section 2.7(c), which proportional allocations shall also be determined by the Arbitrator at the time the determination of the Arbitrator is rendered on the matters submitted.

Section 2.8.     Closing Date Deliveries.

(a)     At the Closing, the Seller Parties shall deliver or cause to be delivered to the Buyer (i) a bill of sale and assignment and assumption agreement from the Seller Parties in substantially the form of Exhibit B (the “Bill of Sale and Assignment and Assumption Agreement”), providing for the conveyance all of the Purchased Assets (other than the Owned Real Property, the Seller FCC Authorizations, and all other assignable Governmental Permits exclusively related to the Station) and the assumption of all of the Assumed Liabilities, (ii) an assignment of the Seller FCC Authorizations from the appropriate Seller Party, in substantially the form of Exhibit C (the “Assignment of the Seller FCC Authorizations”), assigning to the Buyer the Seller FCC Authorizations and all other assignable Governmental Permits exclusively related to the Station, (iii) a transition services agreement from the appropriate Seller Party in substantially the form of Exhibit D (the “Transition Services Agreement”), (iv) special or limited warranty deeds (in the customary form for such jurisdiction) conveying to the Buyer the Owned Real Property, in form and substance reasonably satisfactory to Buyer, (v) all of the documents and instruments required to be delivered by the Seller Parties pursuant to Article VIII, (vi) specific assignment and assumption agreements duly executed by the appropriate Seller Parties relating to any agreements included as Purchased Assets that the Buyer or the Seller Parties have determined to be reasonably necessary to assign such agreements to the Buyer and for the Buyer to assume the Assumed Liabilities thereunder, (vii) a FIRPTA Certificate from each Seller Party and (viii) such other documents and instruments as the Buyer has determined to be reasonably necessary to consummate the transactions contemplated hereby.

(b)     At the Closing, the Buyer shall deliver to the Seller Parties (i) the Closing Date Payment by wire transfer of immediately available federal funds pursuant to wire instructions that Seller Parties shall provide, (ii) the Bill of Sale and Assignment and Assumption Agreement, (iii) the Transition Services Agreement, (iv) all of the documents and instruments required to be delivered by the Buyer pursuant to Article VII, (v) specific assignment and assumption agreements duly executed by the Buyer relating to any agreements included as Purchased Assets that the Buyer or the Seller Parties have determined to be reasonably necessary to assign such agreements to the Buyer and for the Buyer to assume the Assumed Liabilities thereunder, and (vi) such other documents and instruments as the Seller Parties have determined to be reasonably necessary to consummate the transactions contemplated hereby.

Section 2.9.     Further Assurances.

(a)     From time to time following the Closing, the appropriate Seller Party shall execute and deliver, or cause to be executed and delivered, to the Buyer such other instruments of conveyance and transfer as the Buyer may reasonably request or as may be otherwise necessary to effectively convey and transfer to, and vest in, the Buyer and put the Buyer in possession of, any part of the Purchased Assets, and, in the case of licenses, certificates, approvals, authorizations, agreements, contracts, leases, easements and other commitments included in the Purchased Assets which cannot be transferred or assigned effectively without the consent of third parties, which consent has not been obtained prior to the Closing, to reasonably cooperate with the Buyer at its reasonable request in endeavoring to obtain such consent. If, after the Closing, a Seller Party or any of its Affiliates receives proceeds of any accounts receivable (or any invoices for accounts payable), such Seller Party or such Affiliate shall reasonably promptly notify the Buyer and remit such proceeds (or provide such invoice) to the Buyer.

(b)     Without limiting Section 5.3(f), to the extent that any Station Agreement or other agreement or contract included as a Purchased Asset cannot be assigned without consent and such consent is not obtained prior to the Closing, the Seller Parties shall use all commercially reasonable efforts to provide the Buyer the benefits of any such agreement and the Buyer shall use its commercially reasonable efforts to perform or discharge on behalf of the applicable Seller Party the obligations and liabilities under such agreement that constitute Assumed Liabilities. In addition to the Buyer’s obligation pursuant to the foregoing sentence, as to any Station Agreement or other agreement or contract included as a Purchased Asset that is not effectively assigned to the Buyer as of the Closing Date but is thereafter effectively assigned to the Buyer, the Buyer shall, from and after the effective date of such assignment, assume, and shall thereafter pay, perform and discharge as and when due, all Assumed Liabilities of any Seller Party or its Affiliates, as applicable, arising under such agreement.

(c)     From time to time following the Closing, the Buyer shall execute and deliver, or cause to be executed and delivered, to the Seller Parties such other undertakings, assignments and assumptions as the Seller Parties may reasonably request or as may be otherwise necessary to effectively evidence Buyer’s assumption of and obligation to pay, perform and discharge the Assumed Liabilities or otherwise evidence the matters contemplated by this Agreement.

Section 2.10.     Purchase Price Adjustment. Promptly (but not later than five (5) Business Days) after the determination of the Purchase Price pursuant to Section 2.7 that is final and binding as set forth herein:

(i)     if the Purchase Price as finally determined pursuant to Section 2.7 exceeds the Estimated Purchase Price, the Buyer shall pay to the Seller Parties, by wire transfer of immediately available funds to such bank accounts of the Seller Parties as the Seller Parties shall designate in writing to the Buyer, the amount by which the Purchase Price exceeds the Estimated Purchase Price; or

(ii)     if the Purchase Price as finally determined pursuant to Section 2.7 is less than the Estimated Purchase Price, the Seller Parties shall pay to the Buyer, by wire transfer of immediately available funds to such bank accounts of the Buyer as the Buyer shall designate in writing to the Seller Parties, the amount by which the between the Estimated Purchase Price exceeds the Purchase Price.

Section 2.11.     Allocation of Purchase Price. Within 180 days following the Closing Date, the Buyer shall provide to the Selling Parties an allocation of the applicable portions of the Purchase Price (and any Assumed Liabilities treated as additional purchase price for income Tax purposes) in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provisions of state, local, or non-U.S. Law, as appropriate) (the “Allocation”). The Seller Parties shall provide the Buyer with any comments to the Allocation in writing within fifteen (15) days after the date of receipt by the Seller Parties. Buyer and the Seller Parties shall negotiate in good faith to finalize the Allocation (unless the Seller Parties do not provide any comments within such fifteen-day period, in which case the Buyer’s determination of the Allocation shall be deemed final). To the extent the parties agree to such Allocation, the Seller Parties and the Buyer agree to file all Tax Returns (including IRS Form 8594 and, if required, supplemental Forms 8594, in accordance with the instructions to Form 8594) and any other forms, reports or information statements required to be filed pursuant to Section 1060 of the Code and the applicable regulations thereunder, and any similar or corresponding provision of state, local or foreign Tax Law, in a manner that is consistent with the finalized Allocation and to refrain from taking any position inconsistent therewith. If the parties are unable to mutually agree to such Allocation then the parties shall have no further obligation under this Section 2.11, and each party shall make its own determination of such allocation for financial and tax reporting purposes, which determination, for the avoidance of doubt, shall not be binding on the other party.

Section 2.12.     Withholding. Buyer shall be entitled to deduct and withhold from the consideration otherwise payable hereunder any amounts that are required to be deducted and withheld with respect to the making of payments pursuant to this Agreement as required by the Code or under any provision of U.S. state, local of non-U.S. Law, provided that if Buyer determines that an amount is required to be deducted and withheld with respect to any payment, Buyer shall provide the recipient of such payment with written notice of Buyer’s intention to deduct and withhold as soon as practicable prior to the date such payment is required to be made, which notice shall include a copy of the calculation of the amount to be deducted and withheld as well as the Code or other provision of Law pursuant to which such withholding is required, so as to provide the recipient of such payment an opportunity to provide forms or other evidence that would exempt such amounts from withholding. Amounts withheld in compliance with this Section 2.12 and paid over to the appropriate Governmental Body shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

As an inducement to the Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Seller Parties jointly and severally represent and warrant to the Buyer as follows (and for purposes of each such representation and warranty in this Article III, LIN TV shall be deemed to be a “Seller Party”):

Section 3.1.     Organization. Each of the Seller Parties is organized, validly existing and in good standing under the laws of its state of incorporation. Each of the Seller Parties has the requisite organizational power and authority to operate the Station as now operated by it, to use the Purchased Assets as now used by it and to carry on the Business as now conducted by it.

Section 3.2.     Authority of the Seller Parties.

(a)     Each of the Seller Parties has the requisite organizational power and authority to execute and deliver this Agreement and the Ancillary Agreements to be executed and delivered by it pursuant hereto, to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof.

(b)     The execution, delivery and performance of this Agreement and the Ancillary Agreements by each of the Seller Parties (to the extent a party thereto) have been duly authorized and approved by all necessary organizational action on the part of the Seller Parties or their Affiliates and do not require any further authorization or consent on the part of the Seller Parties or their Affiliates (except for LIN TV, for which this representation shall apply as of the time it becomes a Seller Party pursuant to Section 5.8). This Agreement is, and each other Ancillary Agreement when executed and delivered by each of the Seller Parties party thereto or their Affiliates, as applicable, will be, a legal, valid and binding agreement of such Seller Party or its Affiliates party thereto, as applicable, enforceable in accordance with its respective terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c)     Except for the FCC Consent, the DOJ Consent and as set forth in Schedule 3.2, none of the execution, delivery and performance by the Seller Parties of this Agreement or by any of the Seller Parties or any of their Affiliates, as applicable, of the Ancillary Agreements to which it is a party, the consummation by the Seller Parties or their Affiliates, as applicable, of the transactions contemplated hereby or thereby or compliance by the Seller Parties or their Affiliates, as applicable, with or fulfillment by the Seller Parties of the terms, conditions and provisions hereof or thereof will:

(i)     conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of the Purchased Assets under, (A) the certificate of incorporation, bylaws or other organizational documents of the Seller Parties, (B) any Station Agreement, (C) any Governmental Permit in any material respect, (D) any applicable Law in any material respect, (E) any judgment, order, award or decree to which such Person is a party or any of the Purchased Assets is subject or by which such Person is bound in any material respect, or (F) any material indenture, note, mortgage, lease, guaranty or material agreement to which any of the Seller Parties and any of their Affiliates is a party, except, in the case of each of the foregoing clauses (B) or (F), as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect; or

(ii)     require the approval, consent, authorization or act of, or the making by any Seller Party, or any of their Affiliates of any declaration, notice, filing or registration with, any third Person (including under any Station Agreement) or any foreign, federal, state or local court, governmental or regulatory authority or body, except for such of the foregoing as are necessary pursuant to the HSR Act or any approval by the DOJ as required by the Proposed Final Judgment entered in connection with or as a result of the transactions contemplated by the Merger (the “DOJ Final Judgment”), if applicable, and except, in any case, as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

Section 3.3.     Financial Statements. Schedule 3.3 contains (a) the unaudited balance sheets of the Business as of December 31, 2013 and December 31, 2012, respectively, and the related statements of income for the years then ended and (b) the unaudited balance sheet (the “Balance Sheet”) of the Business as of June 30, 2014 (the “Balance Sheet Date”) and the related statement of income for the period from January 1, 2014 to June 30, 2014. Except as set forth in Schedule 3.3 or in the accompanying notes, each of such balance sheets and statements of income have been prepared in accordance with U.S. generally accepted accounting principles consistently applied and present fairly, in all material respects, the financial position and results of operations of the Business as of their respective dates and for the respective periods covered thereby.

Section 3.4.     Operations Since Balance Sheet Date.

(a)     Except as set forth in Schedule 3.4(a), from the Balance Sheet Date, there has been no change in the Business which, individually or in the aggregate, has had or would reasonably be likely to have a Material Adverse Effect.

(b)     Except as set forth in Schedule 3.4(b), since the Balance Sheet Date, the Business has been conducted in all material respects in the ordinary course and in conformity with past practice, other than in connection with the process relating to the sale of the Business and the Mergers.

Section 3.5.     No Undisclosed Liabilities. Except as set forth in Schedule 3.5, no Seller Party or any of its Affiliates is subject, with respect to the Business, to any material liability (including unasserted claims, whether known or unknown), whether absolute, contingent, accrued or otherwise, except for liabilities which are (a) reflected or reserved for on the Balance Sheet, (b) liabilities incurred in the ordinary course of business since the Balance Sheet Date, or (c) liabilities to be performed in the ordinary course of business pursuant to the Station Agreements and other agreements included in the Purchased Assets (other than in connection with a breach or alleged breach thereof).

Section 3.6.     Taxes. Each of the Seller Parties and/or its Affiliates, as applicable, has filed all material Tax Returns with respect to the Business and the Purchased Assets required to be filed prior to the date hereof and all such Tax Returns were true, correct and complete in all material respects, and has paid all Taxes with respect to the Business and the Purchased Assets reflected on such Tax Returns. Each of the Seller Parties and/or its Affiliates, as applicable, is in compliance in all respects with the provisions of the Code relating to the withholding and payment of Taxes with respect to the Business and the Purchased Assets and has, within the time and in the manner prescribed by Law, withheld from employee wages and paid over to the proper Governmental Body all required amounts. There are no Liens for Taxes on any of the Purchased Assets other than Permitted Encumbrances. Except as set forth in Schedule 3.6, (a) no Tax Return relating to the Business or the Purchased Assets is currently under audit or examination by any Governmental Body, (b) there are no suits, actions, proceedings or investigations pending with respect to any material Taxes relating to the Business or the Purchased Assets, (c) no extension of time for filing any material Tax Return relating to the Business or the Purchased Assets has been requested, (d) no statute of limitations has been waived in respect of Taxes relating to the Business or the Purchased Assets, (e) no Tax allocation, Tax sharing or Tax indemnity or similar agreement or arrangement, or power of attorney with respect to any material Tax matter, is currently in force with respect to the Purchased Assets or the Business that would, in any manner, bind, obligate, or restrict Buyer, and (f) no written notice or inquiry from any jurisdiction where Tax Returns are not currently filed with respect to the Purchased Assets or the Business has been received by the Seller Parties or any of its Affiliates to the effect that such filings are required or that the Purchased Assets or the Business are otherwise subject to taxation by such jurisdiction.

Section 3.7.     All Assets. Except for the Excluded Assets, the Purchased Assets (a) constitute all the assets and properties whether tangible or intangible, whether personal, real or mixed, wherever located, that are used by the Seller Parties and their Affiliates exclusively in the operation of the Station, (b) with respect to the Tangible Personal Property, Real Property, Purchased Intellectual Property, Seller FCC Authorizations and Assumed Contracts, are sufficient to conduct the operation of the Station in the manner in all material respects which the Station is conducted on the date hereof (except in respect of matters of the nature covered by the Transition Services Agreement) and (c) that are material to the day to day operations of the Station are in such good and serviceable condition in all material respects (subject to normal wear and tear).

Section 3.8.     Governmental Permits; FCC Matters.

(a)     The Seller Parties or their Affiliates own, hold or possess all material registrations, licenses, permits, approvals and regulatory authorizations from a Governmental Body that are reasonably necessary to entitle them to own or lease, operate and use the assets of the Station that they own and to carry on and conduct the Business substantially as conducted immediately prior to the date of this Agreement (herein collectively called “Governmental Permits”). Schedule 3.8(a) sets forth a list of each of the Seller FCC Authorizations, held by the Seller Parties as of the date of this Agreement. The Seller FCC Authorizations constitute all material registrations, licenses, franchises, permits issued by the FCC to the Seller Parties and their Affiliates in respect of the Station and held by the Seller Parties and their Affiliates as of the date of this Agreement.

(b)     Each Seller Party and its Affiliates has fulfilled and performed its obligations under each of the Governmental Permits in all material respects. Each of the Governmental Permits is valid, subsisting and in full force and effect in all material respects and there has been no material revocation, suspension, cancellation, rescission or termination thereof.

(c)     The Station is being operated in accordance with the Seller FCC Authorizations and in compliance in all material respects with the Communications Act and all other Laws applicable to the Station. Except as disclosed in Schedule 3.8(c), there is not (i) pending, or, to the Knowledge of the Seller Parties, threatened, any material inquiry, action or legal proceeding, other than actions or proceedings affecting broadcast television stations generally, by or before the FCC to revoke, suspend, cancel, rescind, terminate, materially adversely modify or refuse to renew in the ordinary course any Seller FCC Authorization (other than, in the case of modifications, proceedings to amend the FCC rules of general applicability), or (ii) issued or outstanding, by or before the FCC, any (A) order to show cause, (B) notice of violation, (C) notice of apparent liability or (D) order of forfeiture, in each case, against the Station, or any Seller Party or any of its Affiliates with respect to the Station that has resulted or would reasonably be expected to result in any action described in the foregoing clause (i) with respect to such Seller FCC Authorizations. The Seller FCC Authorizations have been issued by the FCC for full terms customarily issued by the FCC for each class of Station, and the Seller FCC Authorizations are not subject to any condition except for those conditions appearing on the face of the Seller FCC Authorizations and conditions applicable to broadcast licenses generally or otherwise disclosed in Schedule 3.8(a). Each Seller Party and its Affiliates has (i) paid or caused to be paid all FCC regulatory fees due and payable by it in respect of the Station, and (ii) timely filed all material registrations and reports required to have been filed by it with the FCC relating to the Seller FCC Authorizations, in each case in all material respects. This Section 3.8 does not relate to Governmental Permits for environmental, health and safety matters which are the subject solely of Section 3.21.

(d)     Except for the Mergers and any matters disclosed in Schedule 3.8(c), there are no facts or circumstances relating to the Seller Parties that would, under the Communications Act or any other applicable Laws, (i) disqualify the Seller Parties as the assignor of the Seller FCC Authorizations, (ii) delay the FCC’s processing of the FCC Applications, or (iii) cause the FCC to impose a material condition or conditions on its granting of the FCC Consent, or give the Seller Parties reason to believe that the FCC Applications would be challenged or not granted due to any facts or circumstances relating to the Seller Parties or the Station.

Section 3.9.     Real Property; Real Property Leases.

(a)     Schedule 3.9(a) contains a brief description of all real property owned by the Seller Parties or their Affiliates as of the date of this Agreement exclusively for use in the Business (the “Owned Real Property”). Except as described in Schedule 3.9(a), the Seller Parties or their subsidiaries have good and marketable fee simple title (free and clear of any Encumbrances other than Permitted Encumbrances) to the Owned Real Property (it being understood that until the consummation of the Mergers only LIN TV holds such title).

(b)     Schedule 3.9(b) sets forth a list of each material lease or similar contract or agreement under which any Seller Party or any of its Affiliates is a lessee of, or occupies, exclusively for use in the Business, any real property owned by any third Person (each such lease, contract or agreement, whether or not material, a “Real Property Lease,” and the property leased under the Real Property Leases is referred to herein, together with the Owned Real Property, as the “Real Property”) that is in effect as of the date of this Agreement. The applicable Seller Party or one of its subsidiaries has a valid leasehold interest in, sub leasehold interest in, or other occupancy right with respect to, the leased or occupied premises under the Real Property Leases in effect as of the date hereof.

(c)     Neither the whole nor any part of the Owned Real Property nor, to the Knowledge of the Seller Parties, any property leased by any Seller Party or any of its Affiliates under any Real Property Lease is subject to any pending or threatened suit for condemnation or other taking by any public authority that would reasonably be expected to impair the Buyer’s occupancy or use of the applicable Real Property in any material respect. Each Seller Party’s and its Affiliates’, as applicable, use and occupancy of the Real Property complies, in all material respects, with all regulations, codes, ordinances and statutes of all applicable Governmental Bodies.

Section 3.10.     Intellectual Property.

(a)     Schedule 3.10(a) contains a list of all patents and patent applications, trademark, service mark and copyright registrations and applications for registration, and Internet domain name registrations, in each case, that are included in the Purchased Intellectual Property. To the Knowledge of the Seller Parties, (i) each material registration included in the Purchased Intellectual Property is valid and enforceable and (ii) each material registration and pending application included in the Purchased Intellectual Property is subsisting.

(b)     (i) To the Knowledge of the Seller Parties, the Business is not infringing, misappropriating or otherwise violating any Intellectual Property owned by any third party, (ii) there is no unresolved written claim that alleges any Purchased Intellectual Property infringes the Intellectual Property of another Person; (iii) no litigation, arbitration or other proceeding is currently pending as of the date hereof with respect to any material Purchased Intellectual Property; and (iv) there is no unresolved written claim that challenges the validity or ownership of any Purchased Intellectual Property. The Buyer acknowledges that the representations and warranties set forth in this Section 3.10(b) are the only representations and warranties the Seller Parties make in this Agreement with respect to any activity that constitutes, or otherwise with respect to, infringement, misappropriation or other violation of Intellectual Property.

(c)     There are no material actions, suits or proceedings by or before any court or any Governmental Body which are pending or, to the Knowledge of Seller Parties, threatened regarding or disputing the ownership, registrability or enforceability, or use by the Seller Parties or any of their Affiliates, of any Purchased Intellectual Property, other than the review of pending patent and trademark applications by applicable Governmental Bodies. None of the Seller Parties or any of their Affiliates is a party to any outstanding Order that restricts, in a manner material to the Business, the use or ownership of any Purchased Intellectual Property.

Section 3.11.     Title to Assets. The Seller Parties and their subsidiaries have good and valid title or a valid right to use all of material Tangible Personal Property included in the Purchased Assets free and clear of all Encumbrances, except for Permitted Encumbrances (it being understood that until the consummation of the Mergers only LIN TV holds such title). Schedule 3.11 sets forth a list and description of each material item of Tangible Personal Property.

Section 3.12.     Employees. Schedule 3.12 contains: (a) a list of all full-time, part-time and per diem employees (and any consultants or independent contractors, other than third party vendors, delivery services and other similar parties) of the Seller Parties and their Affiliates as of the date of this Agreement whose employment (or services) relates exclusively to the Business; and (b) the current rate of annual base salary or regular wage rate provided by the Seller Parties and their Affiliates to such Persons as of the date hereof, along with each such Person’s prior year and projected current year bonus and/or commissions. Since the Balance Sheet Date, except as disclosed in Schedule 3.12 or as has occurred in the ordinary course of the Business and materially consistent as to timing and amount with past practices, no Seller Party has, with respect to the Business: (i) increased the compensation payable or to become payable to or for the benefit of any such Person (other than normal annual salary increases consistent with past practice), (ii) increased the amount payable to any such Person upon the termination of such person’s employment (or services), or (iii) increased, augmented or improved benefits granted to or for the benefit of any such Person under any bonus, profit sharing, pension, retirement, deferred compensation, insurance or other direct or indirect benefit plan or arrangement, other than as required by the terms of the existing contracts or Employee Plans which have been made available to the Buyer.

Section 3.13.     Employee Relations.

(a)     None of the Seller Parties is a party to any labor agreement or collective bargaining agreement in respect of the Station or covering any Employee as of the date hereof and, to the Knowledge of the Seller Parties, there has not been any organizational effort made or threatened by or on behalf of any labor union with respect to the Employees.

(b)     Except as disclosed on Schedule 3.13, as of the date of this Agreement, no unfair labor practice charge against any of the Seller Parties or any of its Affiliates in respect of the Station is pending or, to the Knowledge of the Seller Parties, threatened before the National Labor Relations Board, any state labor relations board or any court or tribunal. As of the date of this Agreement, there is no strike or other material labor dispute pending or, to the Knowledge of the Seller Parties, threatened in respect of the Station.

(c)     The Seller Parties and their Affiliates are in material compliance with all applicable Laws relating to worker classification of the Employees.

(d)     The Seller Parties and their Affiliates are in material compliance with all currently applicable Laws respecting terms and conditions of employment for the Employees. There are no material actions, suits or proceedings pending or, to the Knowledge of the Seller Parties, threatened against any of the Seller Parties or their Affiliates by any Employee. Each of the Seller Parties and their Affiliates has complied in all material respects with all applicable Laws relating to labor and employment, including laws relating to employment discrimination, labor relations, fair employment practices, payment of wages, overtime pay and other compensation, maximum hours of work, severance or termination pay, leave of absence, immigration, employee classification, recordkeeping, employee health and safety, workers’ compensation, and affirmative action. Each Employee has been paid, or by the Closing, will have been paid, all wages, sums and other compensation owed to them as of the Closing, except to the extent such amounts are included in the Current Liabilities.

Section 3.14.     Contracts. Except as set forth in Schedule 3.14 or any other Schedule hereto, as of the date of this Agreement, no Seller Party is party to or bound by:

(a)     any contract for the purchase, sale, license or lease of assets used or to be used exclusively in the Business with a value in excess of $150,000;

(b)     any lease of a third party’s Tangible Personal Property;

(c)     any programming agreement;

(d)     any retransmission consent agreement with any MVPDs with more than 10,000 paid subscribers with respect to the Station;

(e)     any contract or agreement that is a “local marketing agreement” or time brokerage agreement, joint sales agreement, shared services agreement, management services agreement, local news sharing agreement or similar contract exclusively related to the Business;

(f)     any partnership, joint venture or other similar contract or agreement exclusively related to the Business;

(g)     any affiliation agreement with a national television network for the Station;

(h)     any contract or agreement for capital expenditures with respect to the Business in excess of $10,000 for any single item and $25,000 in the aggregate;

(i)     any Employment Agreement with any individual Employee;

(j)     any Real Property Lease;

(k)     any representation agreement; or

(l)     any contract (other than any contract of the type described in clauses (a) through (k) above) that exclusively relates to the Business that is not terminable by a Seller Party without penalty on ninety (90) days’ notice or less and which is reasonably expected to involve the payment by the Seller Parties after the date hereof of more than $250,000 per annum.

(m)     Schedule 3.14 also indicates whether each contract or agreement listed therein is to be deemed an “Assumed Contract”.

Section 3.15.     Status of Contracts. Except as set forth in Schedule 3.15, each of the leases, contracts and other agreements listed in Schedule 3.14 and indicated to be an “Assumed Contract” (collectively, the “Station Agreements”) constitutes a valid and binding obligation of a Seller Party and, to the Knowledge of the Seller Parties, the other parties thereto and is in full force and effect (in each case, subject to bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)). The Seller Parties and their Affiliates are not in material breach of, or material default under, any Station Agreement and, to the Knowledge of the Seller Parties, no other party to any Station Agreement is in material breach of, or material default under, any Station Agreement. To the Knowledge of the Seller Parties, no event has occurred which would result in a material breach of, or material default under, any Station Agreement (in each case, with or without notice or lapse of time or both). Copies of each of the Station Agreements, together with all amendments thereto, have heretofore been made available to the Buyer by the Seller Parties.

Section 3.16.     No Violation, Litigation or Regulatory Action. Except as set forth in Schedule 3.16 or Schedule 3.8(c):

(a)     Each Seller Party is in compliance with all Laws and Orders which are applicable to the Purchased Assets, the Station or the Business, in all material respects; and

(b)     Since December 31, 2013, no Seller Party has received any written notice from a Governmental Body of a material violation of any applicable Laws relating to the Station; and

(c)     Except for threatened actions, suits or proceedings in connection with the transactions contemplated by the Mergers and for Orders relating to the approval by Governmental Bodies of the Mergers, there are no material actions, suits or proceedings by or before any court or any Governmental Body which are pending or, to the Knowledge of the Seller Parties, threatened against any Seller Party or any of their Affiliates in respect of the Purchased Assets, any Station or the Business.

Section 3.17.     Insurance.   A Seller Party or one of its Affiliates currently maintains, in respect of the Purchased Assets, the Station and the Business, policies of fire and extended coverage and casualty, liability and other forms of insurance in such amounts and against such risks and losses as are in the reasonable judgment of the Seller Parties prudent for the Business. Except as set forth in Schedule 3.17 with respect to the Business, there are no outstanding material claims under any insurance policy or default with respect to provisions in any such policy.

Section 3.18.     Employee Plans; ERISA.

(a)     Schedule 3.18 sets forth a list of each Employee Plan in effect as of the date of this Agreement. A true and correct copy of each such Employee Plan has been made available to the Buyer.

(b)     All Employee Plans are in compliance in form and operation in all material respects with their terms and with the provisions of ERISA, the Code and other applicable law and the rules and regulations promulgated thereunder to the extent that ERISA, the Code and other applicable law and such rules and regulations are intended to apply, except where noncompliance would not result in a liability to Buyer.

(c)     As of the Closing, full payment to each Employee Plan of all contributions or other remittances or payments (including all employer contributions, employee salary reduction contributions, premiums and other amounts) that are required to be made by the Seller Parties and their Affiliates under the terms thereof and under ERISA or the Code have been made on a timely basis, except where such failure would not result in a liability to Buyer.

(d)     Each Employee Plan that is subject to the minimum funding standards of the Code or ERISA satisfies in all material respects such standards under Sections 412 and 302 of the Code and ERISA, respectively, and no waiver of such funding has been sought or obtained.

(e)     None of the assets of any Employee Plan are subject to any lien under ERISA Section 302(f) or Code Section 412(n) or 430(n).

(f)     With respect to each Employee Plan maintained or contributed to by the Seller Parties or their Affiliates that is intended to be a plan that is qualified under Section 401(a) of the Code, each such Employee Plan has received a favorable determination letter, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, regarding its qualified status, and its related trust is tax-exempt under the Code and there are no existing facts or circumstances that could reasonably be expected to adversely affect such Employee Benefit Plan’s qualification under Section 401(a) and related sections of the Code or such related trust’s tax-exempt status.

Section 3.19.     Environmental Protection.

(a)     Except as set forth in Schedule 3.19:

(i)     The Business is in material compliance with all Environmental Laws;

(ii)     Each Seller Party and its Affiliates has, in respect of the Business, obtained all material Governmental Permits required under Environmental Law necessary for its operation. Each Seller Party and its Affiliates is in material compliance with all terms and conditions of such Governmental Permits;

(iii)     None of the Seller Parties or any of its Affiliates, with respect to the Business, is the subject of any pending or, to the Knowledge of the Seller Parties, threatened action, claim, complaint, investigation or notice of noncompliance or potential responsibility or other proceedings alleging any material failure of the Business to comply with, or material liability of the Business under, any Environmental Law;

(iv)     To the Knowledge of the Seller Parties, there has been no Release of Hazardous Materials at, under, about or from any Real Properly reasonably expected to require any Seller Party or any of its Affiliates to conduct any material investigation, remediation or other response action, or incur material Losses, under Environmental Law; and

(v)     The Seller Parties have made available to the Buyer copies of all environmental assessments, audits, investigations and similar environmental reports relating to the Station or the Real Property that are in the possession of the Seller Parties or their Affiliates.

(b)     The representations and warranties contained in this Section 3.19 are the sole and exclusive representations and warranties relating to Environmental Law or Hazardous Materials.

Section 3.20.     MVPD Matters. Schedule 3.20 contains, as of the date hereof, (i) a list of each Station retransmission consent contract existing as of the date hereof to which any Seller Party or any of its Affiliates is a party with any distributor of video programming or MVPD that has more than ten thousand (10,000) subscribers in the Station’s Market, and (ii) a list of the MVPDs that, to the Knowledge of the Seller Parties, carry the Station and have more than ten thousand (10,000) subscribers with respect to the Station outside of the Station’s Market. The applicable Seller Party or one of its Affiliates has entered into retransmission consent contracts with respect to each MVPD that has more than ten thousand (10,000) subscribers in the Station's Market, and, to the Knowledge of the Seller Parties, as of the date of this Agreement, no MVPD is retransmitting the signal of the Station without the authorization of a Seller Party or one of its Affiliates. Since December 31, 2013, no MVPD that has more than ten thousand (10,000) subscribers in the Station’s Market has (i) failed to respond to a request for carriage, (ii) to the Knowledge of Seller Parties, sought any form of relief from carriage of the Station from the FCC or before any Governmental Body, (iii) notified the Seller Parties or any of their Affiliates of any signal quality issue that has not been resolved, or (iv) notified the Seller Parties or any of their Affiliates of such MVPD’s intention to delete the Station from carriage or change the channel position of the Station. The Seller Parties or their Affiliates have validly and timely made retransmission consent elections with respect to the Station for the 2012-2014 election cycle with all MVPDs in the market with more than ten thousand (10,000) subscribers.

Section 3.21.     No Finder. None of the Seller Parties, any of their Affiliates or any party acting on any Seller Party’s or any of their Affiliates’ behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement for which the Buyer may become liable.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

As an inducement to the Seller Parties to enter into this Agreement and to consummate the transactions contemplated hereby, the Buyer represents and warrants to the Seller Parties as follows:

Section 4.1.     Organization. The Buyer is organized, validly existing and in good standing under the laws of the state of its organization. The Buyer has the requisite organizational power and authority to own, lease and operate the properties and assets used in connection with its business as currently being conducted or to be acquired pursuant hereto.

Section 4.2.     Authority of the Buyer.

(a)     The Buyer has the requisite organizational power and authority to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by the Buyer pursuant hereto (collectively, the “Buyer Ancillary Agreements”), to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof.

(b)     The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by the Buyer have been duly authorized and approved by all necessary organizational action on the part of the Buyer and its Affiliates and do not require any further authorization or consent on the part of the Buyer or any of its Affiliates. This Agreement is, and each other Buyer Ancillary Agreement when executed and delivered by the Buyer or any of its Affiliates and the other parties thereto will be, a legal, valid and binding agreement of the Buyer or such Affiliates party thereto enforceable in accordance with its respective terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c)     Except for the FCC Consent, the DOJ Consent and as set forth in Schedule 4.2, none of the execution, delivery and performance by the Buyer of this Agreement, or by the Buyer or any of its Affiliates, as applicable, of the Buyer Ancillary Agreements to which it is a party, the consummation by the Buyer or its Affiliates, as applicable, of the transactions contemplated hereby or thereby or compliance by the Buyer or any of its Affiliates, as applicable, with or fulfillment by the Buyer or its Affiliates, as applicable, of the terms, conditions and provisions hereof or thereof will:

(i)     conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any assets of the Buyer under, (A) the certificate of incorporation, bylaws or other organizational documents of the Buyer, or (B) any material indenture, note, mortgage, lease, guaranty or material agreement, or any judgment, order, award or decree, to which the Buyer or any of its Affiliates is a party; or

(ii)     require the approval, consent, authorization or act of, or the making by the Buyer or any of its Affiliates of any declaration, notice, filing or registration with, any third Person or any foreign, federal, state or local court, governmental or regulatory authority or body, except for such of the foregoing as are necessary pursuant to the HSR Act or any approval by the DOJ, as required by the DOJ Final Judgment, if applicable.

Section 4.3.     Litigation. None of the Buyer or any of its Affiliates is a party to any action, suit or proceeding pending or, to the knowledge of the Buyer, threatened which, if adversely determined, would reasonably be expected to restrict the ability of the Buyer to consummate promptly the transactions contemplated by this Agreement. There is no order to which the Buyer or any of its Affiliates is subject which would reasonably be expected to restrict the ability of the Buyer to consummate promptly the transactions contemplated by this Agreement.

Section 4.4.     No Finder. None of the Buyer or any of its Affiliates, or any party acting on any of their behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

Section 4.5.     Qualifications as FCC Licensee.

(a)     The Buyer is legally, financially and otherwise qualified to be the licensee of, and to acquire, own, operate and control, the Station under the Communications Act, including the provisions relating to media ownership and attribution, foreign ownership and control, and character qualifications. There are no facts or circumstances relating to Buyer that would, under the Communications Act or any other applicable Laws, (i) disqualify the Buyer as the assignee of the Seller FCC Authorizations with respect to the Station or as the owner and operator of the Station, (ii) delay the FCC’s processing of the FCC Applications, or (iii) cause the FCC to impose a material condition or conditions on its granting of the FCC Consent. Except as disclosed on Schedule 4.5(a), no waiver of or exemption from, whether temporary or permanent, any provision of the Communications Act, or any divestiture or other disposition by the Buyer or any of their respective Affiliates of any asset or property, is necessary for the FCC Consent to be obtained under the Communications Act. The Buyer has no reason to believe that the FCC Applications would be challenged or not granted due to any facts or circumstances relating to the Buyer.

Section 4.6.     Financial Capacity. The Buyer has, as of the date of this Agreement, and will have, as of the Closing Date, on hand (or access through committed credit facilities to) adequate funds to perform all of its obligations under this Agreement.

ARTICLE V

ACTION PRIOR TO THE CLOSING DATE

The respective parties hereto covenant and agree to take the following actions between the date hereof and the Closing Date:

Section 5.1.     Access to the Business. Upon the written request of the Buyer, the Seller Parties shall use commercially reasonable efforts to cause (including by enforcing the rights of the Seller Parties under the Merger Agreement) LIN and its Affiliates to afford to the officers, employees and authorized representatives of the Buyer (including independent public accountants, attorneys and consultants) reasonable access during normal business hours, and upon reasonable prior notice, to the offices, properties, employees and business and financial records of the Business to the extent reasonably necessary for Buyer’s transition planning and shall furnish to the Buyer or its authorized representatives such additional information concerning the Business as shall be reasonably requested to the extent reasonably necessary for Buyer’s transition planning; provided, however, that the Seller Parties, LIN or their respective Affiliates shall not be required to violate any obligation of confidentiality or other obligation under applicable Law to which the Seller Parties, LIN or any of their respective Affiliates are subject in discharging their obligations pursuant to this Section 5.1. The Buyer agrees that any such access shall be conducted in such a manner as not to interfere unreasonably with the operations of Business, the Seller Parties, LIN or their respective Affiliates. Notwithstanding the foregoing, none of the Seller Parties, LIN or their respective Affiliates shall be required to (i) take any action which would constitute a waiver of attorney-client or other privilege or would compromise the confidential information of the Seller Parties, LIN or their respective Affiliates not related to the Business, (ii) supply the Buyer with any information which, in the reasonable judgment of the Seller Parties or LIN, the Seller Parties, LIN or any of their respective Affiliates are under a contractual or legal obligation not to supply or (iii) permit the Buyer or any of its Affiliates to conduct any sampling of soil, sediment, groundwater, surface water or building material. Any information disclosed to the Buyer by the Seller Parties or LIN or its Affiliates under this Section 5.1 shall be held in accordance with the Confidentiality Agreement, dated as of June 12, 2014 (the “Confidentiality Agreement”), by and among Media General, LIN and the Buyer.

Section 5.2.     Notification of Certain Matters.

(a)     The Buyer on the one hand, and the Seller Parties, on the other hand, shall promptly notify the other upon becoming aware of any breach of any representation or warranty contained in this Agreement including, in the case of the Buyer, upon any of their officers, employees or authorized representatives becoming aware of such a breach as a result of the access to the Business permitted by Section 5.1; provided, however, that a party’s receipt of information or notification shall not operate as a waiver (including with respect to any right to indemnification) or otherwise affect any representation, warranty, covenant or agreement given or made by the other parties in this Agreement.

(b)     Each party shall promptly notify the other of any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement. The Seller Parties shall promptly notify the Buyer, and the Buyer shall promptly notify the Seller Parties, of any lawsuit, claim, proceeding or investigation that may be threatened, brought, asserted or commenced against the other, LIN or their respective Affiliates which would have been listed in Schedule 3.16 or would be an exception to Section 4.3 if such lawsuit, claim, proceeding or investigation had arisen prior to the date hereof.

(c)     In the event that the Seller Parties, LIN or any of their respective Affiliates file any application with the FCC with respect to the Station after the date of this Agreement, the Seller Parties shall notify the Buyer within five (5) Business Days of such filing.

(d)     The Seller Parties shall keep Buyer reasonably informed regarding the status of the Mergers, including obtaining necessary consents and approvals of Governmental Bodies with respect thereto, in each case, to the extent permissible under applicable Law.

(e)     The Seller Parties shall use their reasonable best efforts to remain informed regarding the Business and to cause LIN and its Affiliates to make the Seller Parties aware of any matter for which disclosure is required pursuant to this Section 5.2.

Section 5.3.     FCC Consent; HSR Act Approval; Other Consents and Approvals.

(a)     As promptly as practicable after the date hereof, but in any event no later than five (5) Business Days hereafter, the Seller Parties and the Buyer shall file, or any of their respective Affiliates shall file (and, in the case of the Seller Parties, shall use their reasonable best efforts to cause LIN or its Affiliates to file), with the FCC the necessary applications requesting its consent to the assignment of the Seller FCC Authorizations to the Buyer, as contemplated by this Agreement (the “FCC Applications”). The Seller Parties and the Buyer shall, or shall cause their respective Affiliates to (and, in the case of the Seller Parties, shall use their reasonable best efforts to cause LIN or its Affiliates to), cooperate in the preparation of such applications and will diligently take, or cooperate in the taking of, all necessary, desirable and proper steps, provide any additional information required by the FCC and shall use reasonable best efforts (and, in the case of the Seller Parties, shall use their reasonable best efforts to cause LIN or its Affiliates) to obtain promptly the FCC Consent; provided, however, that the parties hereto acknowledge and agree that Seller Parties, LIN or their Affiliates may take various actions related to obtaining necessary approvals for the Mergers and to consummate the Mergers, including amending the FCC Applications (which may affect the timing of FCC action with respect to the FCC Applications), and such actions shall not be deemed a violation of this obligation; provided, further, that such actions are not materially adverse to the Buyer’s other rights under this Agreement. The Seller Parties, on the one hand, and the Buyer, on the other hand, shall bear the cost of FCC filing fees relating to the FCC Applications equally. The Buyer and the Seller Parties shall (and, in the case of the Seller Parties, shall use their reasonable best efforts to cause LIN or its Affiliates to) oppose any petitions to deny or other objections filed with respect to the FCC Applications to the extent such petition or objection relates to any such party. Neither Seller Parties nor Buyer shall, and each shall cause its Affiliates not to (and, in the case of the Seller Parties, shall use their reasonable best efforts to cause LIN or its Affiliates not to), take any intentional action that would, or intentionally fail to take such action the failure of which to take would, reasonably be expected to have the effect of preventing or materially delaying the receipt of the FCC Consent; provided, however, that the parties hereto acknowledge and agree that the Seller Parties, LIN and their respective Affiliates may take various actions related to obtaining necessary approvals for the Mergers and to consummate the Mergers, including amending the FCC Applications (which may affect the timing of FCC action with respect to the FCC Applications), and such actions shall not be deemed a violation of this obligation; provided, further, that such actions are not materially adverse to the Buyer’s other rights under this Agreement. The Seller Parties and Buyer will (and, in the case of the Seller Parties, shall use their reasonable best efforts to cause LIN or its Affiliates to) cooperate to amend the FCC Applications as may be necessary or required to reflect the consummation of the Mergers or to otherwise obtain the timely grant of the FCC Consent. To the extent reasonably necessary for the purpose of obtaining the FCC Consent in an expeditious manner, the Buyer shall enter, or cause its Affiliates to enter, into a customary assignment, assumption, tolling, or other similar arrangement with the FCC to resolve any complaints with the FCC relating to the Station.

(b)     As promptly as practicable after a mutual, good faith determination of the parties that a filing under the HSR Act is necessary, but in any event no later than ten (10) Business Days thereafter, to the extent required by applicable Laws, the Seller Parties and the Buyer shall (and, in the case of the Seller Parties, shall use their reasonable best efforts to cause LIN or its Affiliates to) file, and shall cause their respective Affiliates to file (if necessary), with the FTC and the Antitrust Division of the DOJ any notifications and other information required to be filed with such commission or department under the HSR Act, or any rules and regulations promulgated thereunder, with respect to the transactions contemplated by this Agreement, and shall request early termination of the waiting period thereunder. Each of the Seller Parties and the Buyer shall file, and shall cause their respective Affiliates to file, as promptly as practicable such additional information as may be requested to be filed by such commission or department. The Seller Parties and the Buyer shall bear the cost of any filing fees payable under the HSR Act in connection with the notifications and information described in this Section 5.3(b) equally; provided, however, that the Seller Parties or the Buyer shall bear the full cost of any additional filing as a result of having multiple ultimate parent entities.

(c)     The Seller Parties and the Buyer shall (and, in the case of the Seller Parties, shall use their reasonable best efforts to cause LIN or its Affiliates to), use their respective reasonable best efforts to consummate and make effective the transactions contemplated hereby and to cause the conditions set forth in Article VII and Article VIII to be satisfied as promptly as reasonably practicable after the date hereof, including (i) the obtaining of all necessary approvals under any applicable communications or broadcast Laws required in connection with this Agreement, (ii) the obtaining of all necessary actions or nonactions, consents and approvals from Governmental Bodies or other persons necessary in connection with the consummation of the transactions contemplated by this Agreement and the making of all necessary registrations and filings (including filings with Governmental Bodies if necessary) and the taking of all reasonable steps as may be necessary to obtain an approval from, or to avoid an action or proceeding by, any Governmental Body or other persons necessary in connection with the consummation of the transactions contemplated by this Agreement; provided that the foregoing shall not require the Buyer to make any divestiture, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions performed or consummated by such party in accordance with the terms of this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Body vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions to be performed or consummated by such party in accordance with the terms of this Agreement and to fully carry out the purposes of this Agreement; provided, however, that the parties hereto acknowledge and agree that Seller Parties, LIN and their respective Affiliates may take various actions related to obtaining necessary approvals for the Mergers and to consummate the Mergers, including amending the FCC Applications (which may affect the matters referred to in clauses (ii), (iii) and (iv) above), and such actions shall not be deemed a violation of this obligation; provided, further, that such actions are not materially adverse to the Buyer’s other rights under this Agreement. Except as provided in the previous sentence, the Seller Parties and the Buyer agree not to, and shall cause their Affiliates not to (and, in the case of the Seller Parties, shall use their reasonable best efforts to cause LIN or its Affiliates not to), take any action that would reasonably be expected to materially delay, materially impede or prevent receipt of the Governmental Consents.

(d)     In furtherance of and without limiting the generality of the foregoing, the Buyer shall, and shall cause its Affiliates to, use their respective reasonable best efforts to (x) obtain DOJ Consent and approval of the transactions by the DOJ or the FTC as required under the HSR Act (if necessary) or the DOJ Final Judgment, if applicable, and (y) avoid or eliminate each and every impediment and obtain all consents under any Antitrust, competition or communications or broadcast Laws, including DOJ Consent, that may be required by any U.S. federal, state or local antitrust or competition Governmental Body, or by the FCC or similar Governmental Body, in each case with competent jurisdiction or by the DOJ Final Judgment, if applicable, so as to enable the parties to close the transactions contemplated by this Agreement as promptly as practicable, including avoiding the entry of, or effecting the dissolution of or vacating or lifting, any decree, Order or judgment, that would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated by this Agreement; provided that none of the foregoing shall obligate the Buyer to make any sale, divestiture, disposition or license of any assets, properties, rights, services or businesses or to commit to take actions that would limit Buyer’s or its Affiliates’ freedom of action with respect to, or its ability to retain, one or more of the assets, properties, businesses or services of Buyer or its Affiliates. Further, and for the avoidance of doubt, but subject to the foregoing proviso, the Buyer shall, and shall cause its Affiliates to, use reasonable best efforts to ensure that (x) no requirement for any non-action, consent or approval of the FTC, the DOJ, any authority enforcing applicable Antitrust, competition, communications or broadcast Laws, any state attorney general or other Governmental Body, (y) no decree, judgment, injunction, temporary restraining order or any other order in any suit or proceeding, and (z) no other matter relating to any Antitrust or competition Laws or any communications or broadcast Laws, would preclude consummation of the transactions contemplated by this Agreement by the Termination Date.

(e)     In connection with any applications filed with the FCC for renewal of the Seller FCC Authorizations (the “Renewal Applications”), if applicable, in order to avoid disruption or delay in the processing of the FCC Applications, the Buyer shall, and shall cause its Affiliates to, agree (i) as part of the FCC Applications, to request that the FCC apply its policy of permitting the assignment of FCC licenses in transactions involving multiple stations to proceed, notwithstanding the pendency of any application for the renewal of any such FCC license, and (ii) to make such representations and undertakings as are necessary or appropriate to invoke such policy, including undertakings to assume, as between the parties and the FCC, the position of the applicant before the FCC with respect to any pending Renewal Application and to assume the corresponding regulatory risks relating to any such Renewal Application. To the extent reasonably necessary to obtain the grant of the FCC Consent with respect to the Station, the Seller Parties or their respective Affiliates shall, and shall use their reasonable best efforts to cause LIN and its Affiliates to, enter into a tolling, assignment, escrow, or similar agreements with the FCC, upon customary terms and conditions for such agreements, to extend the statute of limitations for the FCC to determine or impose a forfeiture penalty against any such Station in connection with (i) any pending complaints that the Station aired programming that contained obscene, indecent or profane material or (ii) any other enforcement matters against any such Station with respect to which the FCC may permit the Seller Parties or their respective Affiliates to enter into a tolling, assignment, escrow, or similar agreement. It is expressly understood and acknowledged that, in connection with the Mergers, the Seller Parties or their Affiliates may enter into agreements with the FCC or DOJ which may contain restrictions applicable to the business of the Seller Parties after the Closing, including commitments by the Seller Parties or their Affiliates not to enter into sharing agreements (except the Transition Services Agreement) with the Buyer or any of its Affiliates, and nothing in this Agreement shall restrict the ability of the Seller Parties to take any such actions.

(f)     The Seller Parties shall, and shall cause their respective Affiliates to use their reasonable best efforts (and, in the case of the Seller Parties, shall use their reasonable best efforts to cause LIN or its Affiliates) to obtain all consents and amendments from the parties to the Assumed Contracts which are required by the terms thereof or this Agreement for the consummation of the transactions contemplated by this Agreement; provided, however, that neither the Seller Parties, the Buyer nor any of their Affiliates shall have any obligation to offer or pay any consideration in order to obtain any such consents or amendments, including, with respect to the Seller Parties and their Affiliates, any obligation to amend, modify or otherwise alter the terms of any contract or agreement with any such party that is not included in the Purchased Assets or, insofar as any Multi-Station Contract relates to Other Seller Stations (as such terms are defined in Section 5.6), the terms thereof relating to Other Seller Stations; and provided, further, that the parties acknowledge and agree that such third party consents are not conditions to Closing, except for the certain third party consents set forth on Schedule 5.3(f) (the “Required Consents”). Notwithstanding the foregoing, without the prior written consent of the Buyer, with respect to any Station Agreement, the Seller Parties shall not accept and shall not permit their Affiliates to accept (and shall use their reasonable best efforts to cause LIN and its Affiliates not to accept) (i) any consent that, as a condition thereto, requires the amendment, modification or other alteration of the applicable Station Agreement or (ii) subject to Section 5.6, any amendment, modification or other alteration of any such Station Agreement, other than, in the case of clauses (i) and (ii) above, (A) with respect to any Station Agreement set for on Schedule 3.14(c) (with respect to cash programming agreements), Schedule 3.14(d) or Schedule 3.14(g), any immaterial amendment, modification or other alteration that will not adversely impact Buyer’s rights or obligations under such Station Agreement after the Closing or, with the Buyer’s consent (not to be unreasonably withheld, delayed or conditioned), any other amendment, modification or other alteration that will not have a materially adverse impact on Buyer’s rights or obligations under such Station Agreement after the Closing, and (B) with respect to any other Station Agreement, any amendment, modification or other alteration that will not have a materially adverse impact on Buyer’s rights or obligations under such Station Agreement after the Closing.

Section 5.4.     Operations of the Station Prior to the Closing Date.

(a)     Prior to the Closing Date, except as approved by the Buyer (which approval shall not be unreasonably withheld, delayed or conditioned), the Seller Parties shall (x) prior to the Merger Closing Date, use their reasonable best efforts to cause LIN and its Affiliates to (including by enforcing the Seller Parties’ rights under the Merger Agreement to), and (y) following the Merger Closing Date shall, and shall cause their Affiliates to, operate and carry on the Business in all material respects in the ordinary course of the Business consistent with past practice, including to (i) continue to promote and conduct advertising on behalf of the Station at levels in the ordinary course of business consistent with past practice, (ii) keep and maintain the Purchased Assets in good operating condition and repair (wear and tear in ordinary usage excepted), (iii) maintain the business organization of the Station intact, (iv) preserve the goodwill of the suppliers, contractors, licensors, employees, customers, distributors and others having business relations with the Business, and (v) timely make valid retransmission consent elections and not make any must carry election (by default or otherwise) for the Station with all material MVPDs. The parties agree to cooperate in their efforts to ensure that the list of MVPDs receiving retransmission consent elections from the Station is complete.

(b)     Notwithstanding Section 5.4(a) and subject to Section 6.3 regarding control of the Station, except (w) as expressly contemplated by this Agreement, (x) as set forth in Schedule 5.4(b), (y) as required by applicable Laws or by any Governmental Body of competent jurisdiction, or (z) with the prior written consent of the Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), the Seller Parties (I) prior to the Merger Closing Date, shall use their reasonable best efforts to cause LIN and its Affiliates not to (including by enforcing the Seller Parties’ rights under the Merger Agreement), and (II) following the Merger Closing Date, shall not, and shall cause each of their respective Affiliates not to, in respect of the Station:

(i)     make any material change in the Business or the operations of the Station, other than as set forth in the Merger Agreement;

(ii)      enter into any contract, agreement, lease or commitment that would be a Station Agreement if in effect on the date hereof and that would be binding on the Buyer after the Closing Date, or renew, terminate, waive any material right under or amend, modify or otherwise alter in any material respect any Station Agreement, in each case (other than with respect to any contract, agreement, lease or commitment that is or would be a Station Agreement of the nature described in Section 3.14(c) (with respect to cash programming agreements), Section 3.14(d) or Section 3.14(g)), other than in the ordinary course of the Business and consistent with past practice;

(iii)     other than those capital expenditures listed in Schedule 5.4(b)(ii), make or authorize any new capital expenditures in excess of $500,000 in the aggregate, other than in the ordinary course of Business and consistent with past practice or emergency repairs necessary for the continued operation of the Business following consultation with the Buyer;

(iv)     sell, lease (as lessor), transfer or otherwise dispose of or mortgage or pledge, or impose or suffer to be imposed any Encumbrance on, any of the material assets or properties relating to the Purchased Assets, other than the sale, lease (as lessor), transfer or other disposal of property in the ordinary course of the Business consistent with past practice or pursuant to contracts or commitments existing as of the date hereof, and other than Permitted Encumbrances;

(v)     adopt, or institute any increase in, any profit sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other Employee Plan with respect to any Employees, except pursuant to the terms of existing agreements or arrangements or as required by Law;

(vi)     hire, terminate or materially alter the terms and conditions of employment of any Person that would be an Employee who earns base compensation at an annual rate exceeding $150,000, except in the ordinary course of business or pursuant to the terms of existing agreements or arrangements or to replace any Employees who has retired or resigned or who has been terminated by Seller Parties following a good faith determination of cause, on terms substantially comparable to those of such replaced or resigned or terminated Employee;

(vii)     (A) make or change any material Tax election with respect to the Purchased Assets, except in the ordinary course of the Business and on a basis consistent with past practice, (B) change the tax classifications of the Purchased Assets, for any taxable period to the extent such change would reasonably be expected to materially and adversely affect Buyer after the Closing, (C) settle or compromise any material Tax liability with respect to the Business or the Purchased Assets, (D) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes relating to the Business or the Purchased Assets or (E) file any material Tax Return with respect to the Business or the Purchased Assets, to the extent any such Tax Return would reasonably be expected to adversely impact the liability of Buyer for Taxes for any taxable period (or portion thereof) beginning after the Closing Date, except in the ordinary course of the Business and on a basis consistent with past practice;

(viii)     fail to maintain in full force and effect in accordance with their respective terms and conditions, any of the material Seller FCC Authorizations, or to not take or fail to take any action that could reasonably be expected to cause the FCC or any other Governmental Authority to institute proceedings for the suspension, revocation or adverse modification of any of the material Seller FCC Authorizations in any material respect;

(ix)     fail to maintain, in all material respects, their qualifications to hold the Seller FCC Authorizations or fail to conduct the Business in material compliance with the Communications Act;

(x)     other than in the ordinary course of the Business consistent with past practice, enter into any new, or materially modify the terms of any existing, Employment Agreement with any Employee;

(i)     terminate or cancel any insurance coverage maintained for the Station without replacing such coverage with a comparable amount of insurance coverage, other than in the ordinary course of the Business consistent with past practice;

(xi)     change the cash compensation of the Employees, other than changes made in accordance with normal compensation practices and consistent with past compensation practices, which in any event will not exceed five percent (5%) in the aggregate; or

(xii)     agree or commit to do any of the foregoing.

Section 5.5.     Public Announcement. None of the Seller Parties, the Buyer or any of their Affiliates shall (and the Seller Parties shall use their reasonable best efforts to cause LIN and its Affiliates not to), without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by Laws or by the rules, regulations or policies of any national securities exchange or association, in which case, to the extent reasonably practicable, the other party shall be advised and the parties shall use commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued.

Section 5.6.     Multi-Station Contracts. Schedule 5.6 contains a list as of the date hereof of contracts and agreements which are included in the Purchased Assets and to which one or more television stations of any of the Seller Parties, LIN or any of their respective Affiliates (an “Other Seller Station”) is party to, or has rights or obligations thereunder (any such contract or agreement, a “Multi-Station Contract”). The rights and obligations under the Multi-Station Contracts that are assigned to and assumed by Buyer (and included in the Purchased Assets and Assumed Liabilities, as the case may be) shall include only those rights and obligations under such Multi-Station Contracts that are applicable to the Station. The rights of each Other Seller Station with respect to such contract or agreement and the obligations of each Other Seller Station to such contract or agreement shall not be assigned to and assumed by Buyer (and shall be Excluded Assets and Excluded Liabilities, as applicable). For purposes of determining the scope of the rights and obligations of the Multi-Station Contracts, the rights and obligations under each Multi-Station Contract shall be equitably allocated among (1) the Station, on the one hand, and (2) the Other Seller Stations, on the other hand, in accordance with the following equitable allocation principles:

(a)     any allocation set forth in the Multi-Station Contract shall control;

(b)     if there is no allocation in the Multi-Station Contract as described in clause (a) hereof, then any reasonable allocation previously made by the Seller Parties or their Affiliates in the ordinary course of business shall control;

(c)     if there is no reasonable allocation as described in clause (b) hereof, then the quantifiable proportionate benefits and obligations to be received and performed, as the case may be, by the Seller Parties and Buyer and their respective Affiliates after the Effective Time (to be determined by mutual good faith agreement of the Seller Parties and Buyer) shall control; and

(d)     if there are no quantifiable proportionate benefits and obligations as described in clause (c) hereof, then reasonable accommodation (to be determined by mutual good faith agreement of the Seller Parties and Buyer) shall control.

Subject to any applicable third-party consents, such allocation and assignment with respect to any Multi-Station Contract shall be effectuated, at the election of the Seller Parties (in consultation with the Buyer), by termination of such Multi-Station Contract in its entirety with respect to the Station and the execution of new contracts with respect to the Station or by an assignment to and assumption by Buyer of the related rights and obligations under such Multi-Station Contract. The parties shall use commercially reasonable efforts to obtain any such new contracts or assignments to, and assumptions by, Buyer in accordance with this Section 5.6; provided, that, completion of documentation of any such allocation under this Section 5.6 is not a condition to Closing.

Section 5.7.     Interim Reports.

(a)     Within forty-five (45) days after the end of each calendar month, beginning with July 2014, through the Closing, the Seller Parties shall (or shall use their reasonable best efforts to cause LIN to) provide to Buyer the unaudited balance sheet of the Business as of the end of such month and the related unaudited statement of income for such month ended.

(b)     The Seller Parties shall (or shall use their reasonable best efforts to cause LIN to) (i) prepare monthly and quarterly sales pacing reports in the form and at the time consistent with past practice and provide to Buyer copies of such reports within three (3) Business Days thereafter, and (ii) provide the Buyer quarterly and annual third party market revenue reports within ten (10) Business Days of receipt by the Seller Parties, LIN or their respective Affiliates.

Section 5.8.     Additional Seller Party. Prior to the Closing, and in any event within three (3) Business Days following the consummation of the Mergers, the Seller Parties shall assign all of their rights, title and interest in and to, and delegate all of their obligations under, this Agreement to LIN TV, and New Media General shall cause LIN TV to accept such assignment and delegation, assume all of the Seller Parties’ obligations hereunder and agree to pay, perform and discharge, as and when due, all of the Seller Parties’ obligations hereunder as if it is one of the original Seller Parties hereto (upon which LIN TV shall be deemed a “Seller Party” for all purposes of this Agreement), provided however that this assignment and delegation shall not relieve the other Seller Parties of any of their obligations or liabilities hereunder.

Section 5.9.     Tower Lease. Within thirty (30) days after the date of this Agreement, the Seller Parties shall use their reasonable best efforts to cause LIN to enter into an amendment to the Tower Lease Agreement dated as of August 7, 2014 between LIN TV (d/b/a WALA-TV) and LIN TV (d/b/a WFNA-TV) (the “Tower Lease”), in form and substance reasonably satisfactory to the Buyer, including that: (a) the amendment would become effective as of the Closing; (b) the initial term of the Tower Lease will expire on the second (2nd) anniversary of the Closing Date; (c) during such initial term, (i) no rent will be payable, (ii) LIN TV, as lessee, may terminate the Tower Lease upon thirty (30) days prior written notice, (iii) the Buyer, as lessor, will be responsible for tower maintenance costs and (iv) LIN TV, as lessee, will be responsible for electrical costs and its allocable portion of tower, transmitter and antenna tax and other costs; and (d) prior to the end of such initial term, at LIN TV’s request, the Buyer and LIN TV will use their commercially reasonable and good faith efforts to extend the Tower Lease on customary, arm’s-length terms and conditions for a lease of the nature of the Tower Lease, including (i) with respect to rent and (ii) that LIN TV will be responsible for its allocable portion of tower (including maintenance), transmitter and antenna tax and other costs; provided that, at the end of such initial term, the Tower Lease shall be automatically extended for a period of at least three (3) years and the rent during such additional three (3) year term shall be $10,000 per month.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1.     Taxes.

(a)     The Seller Parties shall prepare and timely file all Tax Returns with respect to the Business and the Purchased Assets for taxable periods ending on or prior to the Closing Date, and shall pay all Taxes reflected on such Tax Returns. The Buyer shall prepare and timely file all Tax Returns with respect to the Business and the Purchased Assets for taxable periods beginning after the Closing Date, and for all periods beginning on or before and ending after the Closing Date (each such period, a “Straddle Period”) and shall pay all Taxes reflected on such Tax Returns. Notwithstanding this Section 6.1(a), liability for all real property taxes, personal property taxes and similar ad valorem obligations levied with respect to the Business or any of the Purchased Assets for any Straddle Period shall be apportioned between the Seller Parties, on the one hand, and the Buyer, on the other hand, based on the number of days of such Tax period up to and including the Closing Date and the number of days of such Tax period after the Closing Date, and the Seller Parties shall be liable for the proportionate amount of such Taxes that is attributable to the portion of the Tax period up to and including the Closing Date, and the Buyer shall be liable for the proportionate amount of such Taxes that is attributable to the portion of the Tax period beginning after the Closing Date.

(b)     Any Transfer Taxes shall be borne fifty percent (50%) by the Buyer and fifty percent (50%) by the Seller Parties. The Seller Parties and the Buyer shall reasonably cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any such Transfer Taxes.

(c)     The Seller Parties or the Buyer, as the case may be, shall provide reimbursement for any Tax paid by the other party all or a portion of which is the responsibility of the Seller Parties or the Buyer, as the case may be, in accordance with the terms of this Section 6.1. Within a reasonable time prior to the payment of any such Tax, the party paying such Tax shall give notice to the other party of the Tax payable and the portion which is the liability of each party, although failure to do so will not relieve the other party from its liability hereunder. The Buyer shall promptly notify the Seller Parties in writing upon receipt by the Buyer or any of its Affiliates of notice of any pending or threatened Tax audits, examinations or assessments which may affect the Tax liabilities for which the Seller Parties would be liable pursuant to this Section 6.1. The Seller Parties shall have the sole right to control any Tax audit or administrative or court proceeding relating solely to taxable periods ending on or before the Closing Date, and to employ counsel of their choice at their expense, provided however, that Buyer shall have the sole right to control any Tax audit or administrative or court proceeding relating to any Straddle Period, and further provided, that the Seller Parties shall be entitled to, at the sole expense of the Seller Parties, participate in any Tax audit or administrative or court proceeding relating in whole or in part to Taxes attributable to the portion of such Straddle Period ending on the Closing Date. The Buyer may not, and shall cause its Affiliates not to, settle any Tax claim for any taxable period ending on or prior to the Closing Date (or for the portion of any Straddle Period ending on the Closing Date) without the prior written consent of the Seller Parties, which consent may not be unreasonably withheld, conditioned or delayed.

(d)     Each of the Seller Parties and the Buyer shall have the right to assign its respective rights under this Agreement (but without release of its respective obligations herein and without release of the other party’s obligations herein) to a third party who may act as a “qualified intermediary” or an “exchange accommodation titleholder” with respect to this Agreement in accordance with the provisions of Section 1031 of the Code, the Treasury Regulations promulgated thereunder, and any corresponding state or local income Tax Laws (such assignment and related transactions, a “Like-Kind Exchange”). If either party elects to engage in a Like-Kind Exchange, the party so electing (the “Electing Party”) shall notify the other party of its election in writing no later than five (5) Business Days prior to the Closing. The Electing Party shall bear its own expenses in connection with any such election to engage in a Like-Kind Exchange. Each of the Seller Parties and the Buyer, as the case may be, shall cooperate fully with the Electing Party, and take any action reasonably requested by the Electing Party, in connection with enabling the transactions to qualify in whole or in part as a Like-Kind Exchange; provided, however, that such actions do not impose any liabilities, including any unreimbursed monetary obligations or costs, on the Seller Parties or the Buyer, as the case may be, and that the Electing Party shall promptly reimburse the other party for any costs reasonably incurred in connection with such election, including as the result of any subsequent review of such election by any Governmental Body or any attendant tax consequences.

Section 6.2.     Employees; Employee Benefit Plans.

(a)     Employment. As of or before the Closing, the Buyer shall offer employment to each Employee who (i) is not then on authorized leave of absence, sick leave, short or long term disability leave, military leave or layoff with recall rights (“Active Employees”); or (ii) is then on authorized leave of absence, sick leave, short or long term disability leave, military leave or layoff with recall rights and who is expected to return to active employment immediately following such absence and within six (6) months of the Closing Date, or such later date as required under applicable Laws (“Inactive Employees”). For the purposes hereof, all Active Employees, or Inactive Employees who accept an offer of employment from the Buyer and commence employment on the applicable Employment Commencement Date are hereinafter referred to collectively as the “Transferred Employees,” and the “Employment Commencement Date” as referred to herein shall mean (x) as to those Transferred Employees who are Active Employees, the Closing Date, and (y) those Transferred Employees who are Inactive Employees, the date on which the Transferred Employee begins employment with the Buyer. The Buyer shall employ at-will those Transferred Employees who do not have employment agreements with any of the Seller Parties initially at a monetary compensation (consisting of base salary, and, as applicable, commission rate and normal bonus opportunity) substantially the same as those provided by the applicable Seller Party immediately prior to the Employment Commencement Date. The initial terms and conditions of employment for those Transferred Employees who have Employment Agreements with the Seller Parties shall be as set forth in such Employment Agreements, which shall, to the extent permitted under the applicable agreements, be assigned to Buyer and assumed by Buyer. The Seller Parties and their Affiliates shall, and shall use their reasonable best efforts to cause LIN and its Affiliates to, provide Buyer with such information relating to each Transferred Employee as Buyer may reasonably request in connection with its employment of such persons. The preceding sentences shall not limit the Buyer’s right to modify the monetary compensation of any Transferred Employee at any time after the Employment Commencement Date. The Buyer agrees that it or one of its Affiliates shall, for at least one (1) year after the Closing Date, provide each Transferred Employee who remains employed with the Buyer or any of its Affiliates with employee benefits that are no less favorable, in the aggregate, in material respects to the employee benefits provided to similarly situated employees of the Buyer and its Affiliates. The Buyer agrees that it and its Affiliates shall provide severance benefits to the Transferred Employees on terms that are at least as favorable as those provided to similarly situated employees of the Buyer and its Affiliates.

(b)     Service Credit. From and after the Closing Date, for purposes of determining eligibility to participate, vesting and benefit accrual (other than benefit accrual under a defined benefit pension plan) under any plan maintained by the Buyer or its Affiliates in which Transferred Employees are eligible to participate, the Buyer shall, and shall cause its Affiliates to, recognize or cause to be recognized each Transferred Employee’s service with the Seller Parties or any of their Affiliates, and with any predecessor employer, to the same extent recognized by the Seller Parties, as service with the Buyer or any of its Affiliates to the same extent such service was recognized immediately prior to the Effective Time under a comparable benefit plan in which such Transferred Employee was eligible to participate immediately prior to the Closing, except that such service need not be recognized to the extent such recognition would result in the duplication of benefits for the same period of service.

(c)     401(k) Plan. The Buyer shall cause a tax-qualified defined contribution plan established or designated by the Buyer or any of its Affiliates (“Buyer’s 401(k) Plan”) to accept rollover contributions from the Transferred Employees of any account balances distributed to them by the existing tax-qualified defined contribution plan established or designated by the Seller Parties or any of their Affiliates (“Seller’s 401(k) Plan”); provided, however, that the Buyer shall not be required to amend or otherwise cause or permit the Buyer’s 401(k) Plan to accept rollovers of Roth 401(k) accounts or outstanding loans in respect of 401(k) accounts. The distribution and rollover described herein shall comply with applicable Laws, and the Buyer and the Seller Parties shall, and shall cause their respective Affiliates to, make all filings and take any actions required of each such Person by applicable Laws in connection therewith. The Buyer shall cause Buyer’s 401(k) Plan to credit Transferred Employees with service credit for eligibility and vesting purposes for service recognized for the equivalent purposes under Seller’s 401(k) Plan.

(d)     Welfare Plans. The Seller Parties shall retain responsibility for and continue to pay all medical, life insurance, disability and other welfare plan expenses and benefits for each Transferred Employee with respect to claims incurred under the terms of the Employee Plans by such Employees or their covered dependents prior to the Employment Commencement Date. Expenses and benefits with respect to claims incurred by Transferred Employees or their covered dependents on or after the Employment Commencement Date under the Buyer’s health and welfare benefit plans shall be the responsibility of the Buyer and its Affiliates. With respect to any welfare benefit plans maintained by the Buyer or any of its Affiliates for the benefit of Transferred Employees on and after the Employment Commencement Date, to the extent permitted by Laws, the Buyer shall use commercially reasonable efforts to or shall cause its Affiliates to use commercially reasonable efforts to (a) cause there to be waived any eligibility requirements or pre-existing condition limitations to the same extent waived generally by the Buyer and its Affiliates with respect to their employees and (b) give effect, in determining any deductible and maximum out-of-pocket limitations, amounts paid by such Transferred Employees with respect to similar plans maintained by the Seller Parties or their Affiliates.

(e)     Vacation. The Buyer shall assume as of Closing all liabilities for unpaid, accrued vacation of each Transferred Employee as of the Employment Commencement Date, giving service credit under the vacation policy of the Buyer for service with the Seller Parties, and shall permit Transferred Employees to use their vacation entitlement accrued as of Closing in accordance with the policy of the Seller Parties as of Closing for carrying over unused vacation, in each case, to the extent a corresponding amount (including related employer-level payroll taxes) is included in Current Liabilities. Notwithstanding any provision in this Agreement to the contrary, no Transferred Employee shall be entitled to receive duplicate credit for the same period of service.

(f)     Sick Leave. The Buyer shall grant credit to Transferred Employees for all unused sick leave accrued by Transferred Employees on the basis of their service during the current calendar year as employees of the Seller Parties and their Affiliates, in each case, to the extent a corresponding amount (including related employer-level payroll taxes) is included in Current Liabilities.

(g)     Flexible Spending Accounts. Effective as of Closing, the Buyer shall establish flexible spending accounts for medical and dependent care expenses for Transferred Employees covered by that type of account as of immediately prior to the Closing. The Buyer shall credit such accounts with the amount (positive or negative) credited as of the Closing Date under comparable accounts maintained under Employee Plans for such employees. The existing flexible spending account elections for such employees as of the Closing Date shall apply under the Buyer’s post-Closing flexible spending account plan year in which the Closing Date occurs. As soon as practicable after the Closing Date, (i) for each covered employee, the Seller Parties shall pay to the Buyer in cash the amount, if any, by which the contributions made by the covered employee to the Seller Parties’ flexible spending accounts exceed the benefits provided to such employee as of the Closing Date, or (ii) for each covered employee, the Buyer shall pay to the Seller Parties in cash the amount, if any, by which the benefits provided to such employee under the Seller Parties’ flexible spending accounts exceed the contributions made by such covered employee as of the Closing Date.

(h)     Payroll Matters.

(i)     The Seller Parties and the Buyer shall follow the “standard procedures” for preparing and filing Internal Revenue Service Forms W-2 (Wage and Tax Statements), as described in Revenue Procedure 2004-53 for Transferred Employees. Under this procedure, (i) the Seller Parties shall provide all required Forms W-2 to (x) all Transferred Employees reflecting wages paid and taxes withheld by the Seller Parties prior to the Employment Commencement Date, and (y) all other employees and former employees of the Seller Parties who are not Transferred Employees reflecting all wages paid and taxes withheld by the Seller Parties, and (ii) the Buyer (or one of its Affiliates) shall provide all required Forms W-2 to all Transferred Employees reflecting all wages paid and taxes withheld by the Buyer (or one of its Affiliates) on and after the Employment Commencement Date.

(ii)     The Seller Parties and the Buyer shall adopt the “alternative procedure” of Revenue Procedure 2004-53 for purposes of filing Internal Revenue Service Forms W-4 (Employee’s Withholding Allowance Certificate) and W-5 (Earned Income Credit Advance Payment Certificate). Under this procedure, the Seller Parties shall provide to the Buyer all Internal Revenue Service Forms W-4 and W-5 on file with respect to each Transferred Employee and any written notices received from the Internal Revenue Service under Reg. § 31.3402(f)(2)-1(g)(5) of the Code, and the Buyer will honor these forms until such time, if any, that such Transferred Employee submits a revised form.

(iii)     With respect to garnishments, tax levies, child support orders, and wage assignments in effect with the Seller Parties on the Employment Commencement Date for Transferred Employees and with respect to which the Seller Parties have notified the Buyer in writing, the Buyer shall, and shall cause its Affiliates to, honor such payroll deduction authorizations with respect to Transferred Employees and shall, or shall cause its Affiliates to, continue to make payroll deductions and payments to the authorized payee, as specified by a court or order which was filed with the Seller Parties on or before the Employment Commencement Date, to the extent such payroll deductions and payments are in compliance with applicable Laws, and the Seller Parties will continue to make such payroll deductions and payments to authorized payees as required by Laws with respect to all other employees of the Business who are not Transferred Employees. The Seller Parties shall, as soon as practicable after the Employment Commencement Date, provide the Buyer with such information in the possession of the Seller Parties as may be reasonably requested by the Buyer and necessary for the Buyer or its Affiliates to make the payroll deductions and payments to the authorized payee as required by this Section 6.2(i).

(i)     WARN Act. The Seller Parties and their Affiliates shall, or shall use their reasonable best efforts to cause LIN and its Affiliates to, provide all notices necessary to comply with the Worker Adjustment and Retraining Act of 1988, as amended, or any similar state or local Laws (collectively, the “WARN Act”) in connection with the transactions contemplated by this Agreement or otherwise with respect to the period prior to the Closing Date. Buyer otherwise shall be responsible for liabilities and obligations under the WARN Act with respect to a layoff or plant closing that occurs after the Closing Date and which results from the acts or omissions of Buyer or its Affiliates in connection with their employment of the Transferred Employees.

(j)     Without limiting the generality of Section 11.6, nothing in this Section 6.2, express or implied, is intended to confer on any Person (including any Transferred Employees and any current or former employees of the Seller Parties or any of their Affiliates) other than the parties hereto and their respective successors and assigns, any rights, benefits, remedies, obligations or liabilities under or by reason of this Section 6.2. Accordingly, notwithstanding anything to the contrary in this Section 6.2, the parties expressly acknowledge and agree that this Agreement is not intended to create a contract between the Buyer, the Seller Parties or any of their respective Affiliates, on the one hand, and any employee of the Seller Parties on the other hand, and no employee of the Seller Parties or any of their Affiliates may rely on this Agreement as the basis for any breach of contract claim against the Buyer, the Seller Parties or any of their respective Affiliates.

Section 6.3.     Control of Operations Prior to Closing Date. Notwithstanding anything contained herein to the contrary, the sale of the Purchased Assets contemplated hereby shall not be consummated prior to the grant by the FCC of the FCC Consent. The Seller Parties and the Buyer acknowledge and agree that at all times commencing on the date hereof and ending on the Closing Date, (x) nothing in this Agreement, including Section 5.4, shall be construed to give the Buyer any right to, control, direct or otherwise supervise, or attempt to control, direct or otherwise supervise, any of the management or operations of any Station and (y) the Seller Parties and/or LIN shall have complete control and supervision of the programming, operations, policies and all other matters relating to the Station.

Section 6.4.     Bulk Transfer Laws. The Buyer hereby waives compliance by the Seller Parties, LIN or their respective Affiliates with the provisions of any so-called bulk sales or bulk transfer law of any jurisdiction in connection with the sale of the Purchased Assets to the Buyer hereunder.

Section 6.5.     Use of Names. The Seller Parties and LIN are not conveying ownership rights or granting the Buyer a license to use any of the Retained Names and Marks and, after the Closing, the Buyer shall not and shall not permit any of its Affiliates to use in any manner the Retained Names and Marks (except for a reasonable transition period not to exceed 45 days after the Closing, during which the Buyer will cause the Business to cease using any such Retained Names and Marks as promptly as reasonably practicable). In the event the Buyer violates any of its obligations under this Section 6.5, the Seller Parties may proceed against the Buyer in law or in equity for such damages or other relief as a court may deem appropriate. The Buyer acknowledges that a violation of this Section 6.5 may cause the Seller Parties irreparable harm, which may not be adequately compensated for by money damages. The Buyer therefore agrees that in the event of any actual or threatened violation of this Section 6.5, any of such parties shall be entitled, in addition to other remedies that they may have, to a temporary restraining order and to preliminary and final injunctive relief against the Buyer or any such Affiliate of the Buyer to prevent any violations of this Section 6.5, without the necessity of posting a bond.

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLER PARTIES

The obligations of the Seller Parties under this Agreement to consummate the sale of the Purchased Assets contemplated hereby shall be subject to the satisfaction, fulfillment or, where legally possible, waiver, on or prior to the Closing Date, of the following conditions:

Section 7.1.     No Breach of Covenants and Warranties. (a) The Buyer shall have performed and complied in all material respects with its covenants and agreements contained herein required to be performed or complied with by it as of or prior to the Closing; (b) each of the Buyer’s Fundamental Representations shall be true and correct in all material respects on the date hereof and on the Closing Date as though made on the Closing Date (except to the extent that they expressly speak as of a specific date or time, in which case they need only have been true and correct as of such specified date or time); and (c) each of the other representations and warranties of the Buyer contained in this Agreement shall be true and correct on the date hereof and on the Closing Date as though made on the Closing Date (except to the extent that they expressly speak as of a specific date or time, in which case they need only have been true and correct as of such specified date or time), except, in the case of this clause (c), where the failure of such representations and warranties to be true and correct (without giving effect to any qualifiers or exceptions relating to “materiality” set forth in such representations and warranties), individually or in the aggregate, has not had and would not be reasonably likely to have a material adverse effect on the ability of the Buyer to perform its obligations under this Agreement. In addition, the Buyer shall have delivered to the Seller Parties a certificate, dated as of the Closing Date, signed by an executive officer of the Buyer and certifying as to the satisfaction of the conditions specified in this Section 7.1.

Section 7.2.     No Restraint. There shall not be in effect any preliminary or permanent injunction or other order, decree or ruling by a court of competent jurisdiction or other Governmental Body that restrains, enjoins or otherwise prohibits the consummation of the sale of the Purchased Assets contemplated hereby.

Section 7.3.     Certain Governmental Approvals.

(a)     The FCC Consent shall have been granted and shall be effective;

(b)     Any waiting period (and any extension thereof) applicable to consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or shall have been terminated, if necessary; and

(c)     Prior written approval by the DOJ of the terms of the transactions contemplated by this Agreement as prescribed in the DOJ Final Judgment and DOJ Consent shall have been obtained, if applicable.

Section 7.4.     Mergers. The Mergers shall have been consummated.

Section 7.5.     Deliveries. The Buyer shall have made, or stands ready at the Closing to make, the deliveries contemplated by Section 2.8(b) to the Seller Parties.

ARTICLE VIII

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER

The obligations of the Buyer under this Agreement to consummate the sale of the Purchased Assets contemplated hereby shall be subject to the satisfaction, fulfillment or, where legally possible, waiver on or prior to the Closing Date, of the following conditions:

Section 8.1.     No Breach of Covenants and Warranties. (a) The Seller Parties shall have performed and complied with in all material respects their respective covenants and agreements contained herein required to be performed or complied with by them as of or prior to the Closing; (b) each of the Seller Parties’ Fundamental Representations (other than Section 3.11 and the second sentence of Section 3.9(a)) shall be true and correct in all material respects on the date hereof and on the Closing Date as though made on the Closing Date (except to the extent that they expressly speak as of a specific date or time, in which case they need only have been true and correct as of such specified date or time); and (c) each of the other representations and warranties of the Seller Parties contained in this Agreement, including Section 3.11 and the second sentence of Section 3.9(a), shall be true and correct on the date hereof and on the Closing Date as though made on the Closing Date (except to the extent that they expressly speak as of a specific date or time, in which case they need only have been true and correct as of such specified date or time), except, in the case of this clause (c), where the failure of such representations and warranties to be true and correct (without giving effect to any qualifiers or exceptions relating to “materiality” or “Material Adverse Effect” set forth in such representations and warranties), would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. In addition, the Seller Parties shall have delivered to the Buyer a certificate, dated as of the Closing Date, signed by an executive officer of the Seller Parties and certifying as to the satisfaction of the conditions specified in this Section 8.1.

Section 8.2.     No Restraint. There shall not be in effect any preliminary or permanent injunction or other order, decree or ruling by a court of competent jurisdiction or other Governmental Body that restrains, enjoins or otherwise prohibits the consummation of the sale of the Purchased Assets contemplated hereby.

Section 8.3.     Certain Governmental Approvals.

(a)     The FCC Consent shall have been granted and shall be effective;

(b)     Any waiting period (and any extension thereof) applicable to consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or shall have been terminated, if necessary; and

(c)     Prior written approval by the DOJ of the terms of the transactions contemplated by this Agreement as prescribed in the DOJ Final Judgment and DOJ Consent shall have been obtained, if applicable.

Section 8.4.     Mergers. The Mergers shall have been consummated.

Section 8.5.     Closing Deliveries. The Seller Parties shall have made, or stand ready at the Closing to make, the deliveries contemplated by Section 2.8(a) to the Buyer.

Section 8.6.     Consents. The Required Consents shall have been obtained and delivered to the Buyer.

Section 8.7.     Conduct of LIN and its Affiliates. From and after the date of this Agreement, LIN and its Affiliates shall have (i) operated and carried on the Business in all material respects in the ordinary course of the Business in accordance with Section 5.4(a), and (ii) complied in all material respects with the restrictions set forth in Section 5.4(b), subject to the exceptions set forth in clauses (w) – (z) of the introductory sentence of Section 5.4(b).

ARTICLE IX

INDEMNIFICATION

Section 9.1.     Indemnification by the Seller Parties. From and after the Closing and subject to Section 11.1, the Seller Parties agree jointly and severally to indemnify and hold harmless each Buyer Group Member from and against, and to reimburse each Buyer Group Member with respect to, any and all Losses and Expenses imposed upon, or incurred or suffered by, such Buyer Group Member as a result of or arising out of:

(i)     any breach by any of the Seller Parties of, or any other failure of any of the Seller Parties to perform, any of their covenants, agreements or obligations pursuant to this Agreement;

(ii)     any inaccuracy of any representation or warranty of any of the Seller Parties contained in this Agreement or any certificate delivered by or on behalf of the Seller Parties pursuant hereto (in each case, for all purposes of this Article IX, disregarding any “material,” “Material Adverse Effect” or similar qualifiers therein, it being agreed that, except for Schedules 3.5, 3.6, 3.8(c), 3.15, 3.16, 3.17 and 3.19, the completeness of schedules referred to in any representation or warranty shall not be determined by disregarding such terms);

(iii)     the Excluded Liabilities, the Excluded Assets and, except for claims in respect of which the Buyer is obligated to indemnify the Seller Group Members pursuant to Section 9.2, the Seller Parties’, LIN’s and their respective Affiliates’ operation of the Business and/or the ownership and/or use of the Purchased Assets prior to the Closing Date; or

(iv)     the failure of LIN or any of its Affiliates to have (i) operated and carried on the Business in all material respects in the ordinary course of the Business in accordance with Section 5.4(a), and (ii) complied with the restrictions set forth in Section 5.4(b), subject to the exceptions set forth in clauses (w) – (z) of the introductory sentence of Section 5.4(b);

provided, however, that, except with respect to their Fundamental Representations (other than Section 3.11 and the second sentence of Section 3.9(a)) and the representations and warranties set forth in Section 3.6, the Seller Parties shall not be required to indemnify and hold harmless pursuant to clause (ii) of this Section 9.1 with respect to Losses and Expenses imposed upon, or incurred or suffered by, the Buyer Group Members until, and then only to the extent that, the aggregate amount of all such Losses and Expenses exceed one percent (1%) of the Purchase Price (the “Deductible”); and, provided, further, that the aggregate amount of Losses and Expenses that the Seller Parties shall be required to indemnify and hold harmless pursuant to clause (ii) of this Section 9.1 (except with respect to their Fundamental Representations and the representations and warranties set forth in Section 3.6) shall not exceed the Cap; and provided further, that the aggregate amount of Losses and Expenses that the Seller Parties shall be required to indemnify and hold harmless pursuant to clause (ii) of this Section 9.1 with respect to the representations and warranties set forth in Section 3.11 and the second sentence of Section 3.9(a) shall not exceed the Purchase Price. For purposes of this Agreement, the “Cap” means (a) from the Closing until the 6-month anniversary of the Closing Date, an amount equal to ten percent (10%) of the Purchase Price (the “Initial Cap”), and (b) on and from the 6-month anniversary of the Closing Date, the lesser of (x) the Initial Cap and (y) an amount equal to (I) 50% of the Initial Cap, plus (II) the amount of any claims by the Buyer Group Members for indemnification under this Agreement for which a Claim Notice has been given to the Seller Parties prior to the six-month anniversary of the Closing Date (it being understood that any claims for indemnification paid prior to the determination of the Cap from and after the six-month anniversary of the Closing shall be counted against the Cap in calculating amounts available to satisfy other claims for indemnification). Without limiting the generality of the foregoing, any indemnification claim made by any of the Buyer Group Members pursuant to clause (ii) of this Section 9.1 with respect to a representation or warranty other than a Fundamental Representation (other than Section 3.11 and the second sentence of Section 3.9(a)) or a representation or warranty set forth in Section 3.6 and involving any claim for less than $50,000 shall not be entitled to indemnification under this Section 9.1 and shall not be counted toward satisfaction of the Deductible.

Section 9.2.     Indemnification by the Buyer. From and after the Closing and subject to Section 11.1, the Buyer agrees to indemnify and hold harmless each Seller Group Member from and against, and to reimburse each Seller Group Member with respect to, any and all Losses and Expense imposed upon, or incurred or suffered by, such Seller Group Member as a result of or arising out of:

(i)     any breach by the Buyer of, or any other failure of the Buyer to perform, any of its covenants, agreements or obligations in this Agreement;

(ii)     any inaccuracy of any representation or warranty of the Buyer contained or in this Agreement or any certificate delivered by or on behalf of the Buyer pursuant hereto (in each case, for all purposes of this Article IX, disregarding any “material” or similar qualifiers therein); or

(iii)     the Assumed Liabilities and, except for claims in respect of which the Seller Parties are obligated to indemnify the Buyer Group Members pursuant to Section 9.1, the Buyer’s (or any successor’s or assignee’s) operation of the Business and/or the ownership and/or use of the Purchased Assets after the Closing Date;

provided, however, that, except with respect to its Fundamental Representations, the Buyer shall not be required to indemnify and hold harmless pursuant to clause (ii) of this Section 9.2 with respect to Losses and Expenses imposed upon, or incurred or suffered by, Seller Group Members until, and then only to the extent that, the aggregate amount of all such Losses and Expenses exceed the Deductible; and, provided, further, that the aggregate amount of Losses and Expenses that the Buyer shall be required to indemnify and hold harmless pursuant to clause (ii) of this Section 9.2 (except with respect to its Fundamental Representations) shall not exceed the Cap. Without limiting the generality of the foregoing, any indemnification claim made by any of the Seller Group Members pursuant to clause (ii) of this Section 9.2 with respect to a representation or warranty other than a Fundamental Representation and involving any claim for less than $50,000 shall not be entitled to indemnification under this Section 9.2 and shall not be counted toward satisfaction of the Deductible.

Section 9.3.     Notice of Claims; Determination of Amount.

(a)     Any party seeking indemnification hereunder (the “Indemnified Party”) shall give promptly to the party or parties, as applicable, obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) a written notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to the claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any certificate delivered hereunder upon which such claim is based. Subject to Section 11.1, the failure of any Indemnified Party to give the Claim Notice promptly as required by this Section 9.3 shall not affect such Indemnified Party’s rights under this Article IX except to the extent such failure is actually prejudicial to the rights and obligations of the Indemnitor.

(b)     In calculating any Loss or Expense there shall be deducted (i) any insurance recovery received in respect thereof, and (ii) any recovery received in respect thereof which is obtained from any other third Person (and no right of subrogation shall accrue hereunder to any such insurer or other third Person).

(c)     After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this Article IX shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.

Section 9.4.     Third Person Claims.

(a)     Notwithstanding anything to the contrary contained in Section 9.3, in order for a party to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any third Person against the Indemnified Party, such Indemnified Party must notify the Indemnitor in writing, and in reasonable detail, of the third Person claim promptly, but in any event within ten (10) days, after receipt by such Indemnified Party of written notice of the third Person claim, which such notification must include a copy of the written notice of the third Person claim that was received by the Indemnified Party (the “Third Person Claim Notice”). Thereafter, the Indemnified Party shall deliver to the Indemnitor, promptly, but in any event within five (5) Business Days, after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the third Person claim. Notwithstanding the foregoing, should a party be physically served with a complaint with regard to a third Person claim, the Indemnified Party must notify the Indemnitor with a copy of the complaint promptly, but in any event within five (5) Business Days, after receipt thereof and shall deliver to the Indemnitor promptly, but in any event within seven (7) Business Days, after the receipt of such complaint copies of notices and documents (including court papers) received by the Indemnified Party relating to the third Person claim. Notwithstanding the foregoing, subject to Section 11.1, the failure of any Indemnified Party to promptly provide a Third Person Claim Notice as required by this Section 9.4 shall not affect such Indemnified Party’s rights under this Article IX except to the extent such failure is actually prejudicial to the rights and obligations of the Indemnitor.

(b)     In the event of the initiation of any legal proceeding against the Indemnified Party by a third Person, the Indemnitor shall have the sole and absolute right after the receipt of a Third Person Claim Notice, at its option and at its own expense, to be represented by counsel of its choice and to control, defend against, negotiate, settle or otherwise deal with any proceeding, claim, or demand which relates to any loss, liability or damage indemnified against hereunder; provided, however, that the Indemnified Party may participate in any such proceeding with counsel of its choice and at its expense; provided, further, that the Indemnitor shall not have the right to control, defend against, negotiate, settle or otherwise deal with such proceeding, claim, or demand if it (i) is a third Person claim in which the Indemnitor is also a party and joint representation would present a material conflict or there may be legal defenses available to the Indemnified Party which are different from or additional to those available to the Indemnitor, or (ii) involves a claim which, upon petition by the Indemnified Party, the appropriate court rules that the Indemnitor failed or is failing to vigorously prosecute or defend. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such proceeding, claim or demand. Prior to the time the Indemnified Party is notified by the Indemnitor as to whether the Indemnitor will assume the defense of such proceeding, claim or demand, the Indemnified Party shall take all actions reasonably necessary to timely preserve the collective rights of the parties with respect to such proceeding, claim or demand, including responding timely to legal process. To the extent the Indemnitor does not elect to defend such proceeding, claim or demand (or fails to confirm its election) within thirty (30) days after the giving by the Indemnified Party to the Indemnitor of a Third Person Claim Notice, the Indemnified Party may retain counsel, reasonably acceptable to the Indemnitor, at the expense of the Indemnitor, and control the defense of, or otherwise deal with, such proceeding, claim or demand. Regardless of which party assumes the defense of such proceeding, claim or demand, the parties agree to cooperate with one another in connection therewith. Such cooperation shall include providing records and information that are relevant to such proceeding, claim or demand, and making each parties’ employees and officers available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and to act as a witness or respond to legal process. Whether or not the Indemnitor assumes the defense of such proceeding, claim or demand, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such proceeding, claim or demand without the Indemnitor’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnitor shall not consent to a settlement of, or the entry of any judgment arising from, any such proceeding, claim or demand without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) unless such settlement or judgment (a) relates solely to monetary damages for which the Indemnitor shall be responsible and (b) includes as an unconditional term thereof the release of the Indemnified Party from all liability with respect to such proceeding, claim or demand, in which event no such consent shall be required. After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the time in which to appeal therefrom has expired, or a settlement shall have been consummated, or the Indemnified Party and the Indemnitor shall arrive at a mutually binding agreement with respect to each separate matter alleged to be indemnified by the Indemnitor hereunder, the Indemnitor shall pay all of the sums so owing to the Indemnified Party by wire transfer, certified or bank cashier’s check within ten (10) days thereafter.

(c)     The party that has assumed the control or defense of any such proceeding, claim or demand made by a third Person against the other party shall (a) provide the other party with the right to participate in any meetings or negotiations with any Governmental Body or other third Person and reasonable advance notice of any such meetings or negotiations, (b) provide the other party with the right to review in advance and provide comments on any draft or final documents proposed to be submitted to any Governmental Body or other third Person, and (c) keep the other party reasonably informed with respect to such proceeding, demand or claim, including providing copies of all documents provided to, or received from, any Governmental Body or any other third Person in connection with such proceeding, demand or claim. The Buyer Group Members, on the one hand, and the Seller Group Members, on the other hand, covenant and agree to maintain the confidence of all such drafts and comments provided by the other, except as required by applicable Law.

To the extent of any inconsistency between this Section 9.4 and Section 6.1(c) with respect to Taxes, the provisions of Section 6.1(c) shall control.

Section 9.5.     Limitations; Exclusive Remedies.

(a)     In any case where the Indemnified Party recovers from third Persons any amount in respect of a matter with respect to which the Indemnitor has indemnified it pursuant to this Article IX, the Indemnified Party shall promptly pay over to the Indemnitor the amount so recovered (after deducting therefrom the full amount of the expenses incurred by it in procuring such recovery), but not in excess of any amount previously so paid by the Indemnitor to or on behalf of the Indemnified Party in respect of such matter.

(b)     In the case where the Indemnitor makes any payment to the Indemnified Party in respect of any Loss, the Indemnitor shall, to the extent of such payment, be subrogated to all rights of the Indemnified Party against any third Person in respect of the Loss to which such payment relates. The Indemnified Party and the Indemnitor shall execute upon request all instruments reasonably necessary to evidence or further perfect such subrogation rights.

(c)     Except in the case of (x) fraud, (y) remedies that cannot be waived as a matter of law and (z) injunctive, provisional and equitable relief, if the Closing occurs, this Article IX shall be the exclusive remedy for breaches of this Agreement (including any covenant, obligation, representation or warranty contained in this Agreement or in any certificate delivered pursuant to this Agreement) or otherwise relating to the subject matter of this Agreement, including any claims arising under any Environmental Laws.

Section 9.6.     No Special Damages; Mitigation. Notwithstanding anything to the contrary contained in this Agreement, none of the parties hereto shall have any liability under this Article IX for any punitive, incidental, consequential, special or indirect damages, except to the extent such damages are payable to a third Person. Each of the parties agrees to take all commercially reasonable steps to mitigate their respective Losses and Expenses upon and after becoming aware of any event or condition which could reasonably be expected to give rise to any Losses and Expenses that are indemnifiable hereunder, including using its commercially reasonable efforts to obtain insurance proceeds or other recoveries from third Persons in respect thereof.

Section 9.7.     Treatment of Indemnity Benefits. All payments made pursuant to this Article IX shall, to the extent permitted by applicable Law, be treated as adjustments to the Purchase Price for Tax purposes.

ARTICLE X

TERMINATION

Section 10.1.     Termination.

(a)     Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing:

(i)     by the mutual written consent of the Seller Parties and the Buyer;

(ii)     by the Seller Parties, if a breach or failure to perform any of the covenants or agreements of the Buyer contained in this Agreement shall have occurred, or there shall be any inaccuracy of any of the representations or warranties of the Buyer contained in this Agreement, and such breach, failure to perform or inaccuracy would, if occurring or continuing on the Closing Date, give rise to the failure of a condition set forth in Section 7.1, and such breach, failure to perform or inaccuracy (x) cannot be cured prior to the Termination Date or (y) if curable, is not cured on or before the earlier of the Termination Date or thirty (30) days following receipt by the Buyer of written notice of such breach, failure to perform or inaccuracy; provided, however, that the Seller Parties shall not have the right to terminate this Agreement pursuant to this Section 10.1(a)(ii) if the Seller Parties are then in breach of any of their respective covenants or agreements contained in this Agreement or any of the representations or warranties of the Seller Parties contained in this Agreement shall be inaccurate, and, in any such case would give rise to the failure of a condition set forth in Section 8.1;

(iii)     by the Buyer, if a breach or failure to perform any of the covenants or agreements of the Seller Parties contained in this Agreement shall have occurred, or there shall be any inaccuracy of any of the representations or warranties of the Seller Parties contained in this Agreement, and such breach, failure to perform or inaccuracy would, if occurring or continuing on the Closing Date, give rise to the failure of a condition set forth in Section 8.1, and such breach, failure to perform or inaccuracy (x) cannot be cured prior to the Termination Date or (y) if curable, is not cured on or before the earlier of the Termination Date or thirty (30) days following receipt by the Seller Parties of written notice of such breach, failure to perform or inaccuracy; provided, however, that the Buyer shall not have the right to terminate this Agreement pursuant to this Section 10.1(a)(iii) if the Buyer is then in breach of any of its covenants or agreements contained in this Agreement or any of the representations or warranties of the Buyer contained in this Agreement shall be inaccurate, and, in any such case would give rise to the failure of a condition set forth in Section 7.1;

(iv)     by the Seller Parties or the Buyer, if any court of competent jurisdiction or other Governmental Body shall have issued a final and non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of the sale of the Purchased Assets contemplated hereby;

(v)     by the Seller Parties or the Buyer, if (i) the Closing shall not have occurred on or before 5:00 p.m., local New York time, on the one-year anniversary of the date hereof (the “Initial Termination Date” and the Initial Termination Date as extended as set forth below, the “Termination Date”) and (ii) the party seeking to terminate this Agreement pursuant to this Section 10.1(a)(v) shall not have breached or failed to fulfill, as applicable, any of its covenants or other obligations under this Agreement which were the principal cause of, or resulted in, the failure of the Closing to occur prior to such time; provided, however, that (1) if all of the conditions set forth in Article VII and Article VIII (other than those conditions that by their nature are to be fulfilled by actions taken at the Closing and those conditions set forth in Sections 7.2, 7.3, 7.4, 8.2, 8.3 and 8.4) shall have been fulfilled on or prior to the Initial Termination Date, then the Termination Date shall be extended by 90 days; or

(vi)     by the Seller Parties or the Buyer, upon the termination of the Merger Agreement for any reason.

(b)     The party desiring to terminate this Agreement pursuant to Section 10.1(a) (other than pursuant to Section 10.1(a)(i)) shall give written notice of such termination to the other party or parties, as applicable.

(c)     In the event that this Agreement shall be terminated pursuant to Section 10.1(a), all further obligations of the parties under this Agreement (other than Section 5.5, this Article X and Article XI, and, for the avoidance of doubt, the Confidentiality Agreement, which, in each case, shall remain in full force and effect) shall be terminated without further liability of any party; provided that nothing herein shall relieve any party from liability for any breach of this Agreement prior to the termination hereof.

Section 10.2.     Withdrawal of Certain Filings. In the event of termination under the provisions of this Article X, all filings, applications and other submissions relating to the transactions contemplated by this Agreement as to which termination has occurred shall, to the extent practicable, be withdrawn from the Governmental Body or other Person to which made.

ARTICLE XI

GENERAL PROVISIONS

Section 11.1.     Survival of Representations, Warranties and Obligations. All representations, warranties, covenants, agreements and obligations of the parties hereto contained in this Agreement or any certificate delivered pursuant hereto shall survive the Closing and remain in full force and effect until the first (1st) anniversary of the Closing Date (at which time, except as provided below, the right to indemnification with respect thereto shall terminate); provided, however, that (a) the representations and warranties in Sections 3.1 (Organization), 3.2(a) and (b) (Authority of the Seller Parties), the second sentence of 3.9(a) (Real Property), Section 3.11 (Title to Assets), 3.21 (No Finder), 4.1 (Organization), 4.2(a) and (b) (Authority of the Buyer) and 4.4 (No Finder) (collectively, the “Fundamental Representations”) shall each survive the Closing and remain in full force and effect until the fifth (5th) anniversary of the Closing Date (provided that the representations and warranties in Section 3.11 (Title to Assets) shall survive the Closing and remain in full force and effect until the third (3rd) anniversary of the Closing Date) (at which time, except as provided below, the right to indemnification with respect thereto shall terminate), (b) the representations and warranties in Section 3.6 (Taxes) shall each survive the Closing and remain in full force and effect until sixty (60) days after the expiration of the applicable statute of limitations (at which time, except as provided below, the right to indemnification with respect thereto shall terminate), and (c) to the extent such covenants, agreements and obligations contemplate performance after the Closing, each such covenant, agreement and obligation shall survive until performed (at which time, except as provided below, the right to indemnification with respect thereto shall terminate). No claim may be brought under this Agreement unless written notice describing in reasonable detail the facts giving rise to the claim is given on or prior to the last day of the applicable survival period. In the event such notice is given, the right to indemnification with respect thereto shall survive the applicable survival period until such claim is finally resolved and any obligations with respect thereto are fully satisfied.

Section 11.2.     Confidential Nature of Information. Each party agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other party or parties during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents (and, after the Closing, the Seller Parties shall, and shall cause their Affiliates to afford such treatment to all documents, materials and other information in their possession relating to the Purchased Assets or the Assumed Liabilities), and, in the event the transactions contemplated hereby shall not be consummated, each party will return to the other party or parties all copies of nonpublic documents and materials which have been furnished in connection therewith. Without limiting the right of either party to pursue all other legal and equitable rights available to it for violation of this Section 11.2 by the other party, it is agreed that other remedies cannot fully compensate the aggrieved party for such a violation of this Section 11.2 and that the aggrieved party shall be entitled to injunctive relief to prevent a violation or continuing violation hereof.

Section 11.3.     Governing Law. This Agreement and the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Delaware without reference to its choice of law rules.

Section 11.4.     Exclusive Jurisdiction; Court Proceedings. Any claim, action, suit or proceeding against any party to this Agreement arising out of or in any way relating to this Agreement shall be brought exclusively in any federal or state court located in the State of Delaware in New Castle County and each of the parties hereby submits to the exclusive jurisdiction of such courts for any such purpose; provided, that a final judgment in any such claim, action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably and unconditionally agrees not to assert (a) any objection which it may ever have to the laying of venue of any such claim, action, suit or proceeding in any federal or state court located in the State of Delaware in New Castle County, (b) any claim that any such claim, action, suit or proceeding brought in any such court has been brought in an inconvenient forum and (c) any claim that such court does not have jurisdiction with respect to such claim, action, suit or proceeding. To the extent that service of process by mail is permitted by applicable Law, each party irrevocably consents to the service of process in any such claim, action, suit or proceeding in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for herein.

Section 11.5.     Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally or if sent via facsimile (with confirmation and same day dispatch by express courier utilizing next-day service), (b) on the earlier of confirmed receipt or the third (3rd) Business Day following the date of mailing if mailed by registered or certified mail (return receipt requested), (c) on the first (1st) Business Day following the date of dispatch if delivered utilizing next-day service by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice) or (d) on the date such notice is transmitted by e-mail to the e-mail addresses previously provided to the other parties:

If to the Seller Parties:

Media General, Inc.
333 E. Franklin Street
Richmond, VA 23219
Attention: President

With a copy to: attention: General Counsel
Facsimile: (804) 887-7021

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attention: Philip Richter
Facsimile: (212) 859-4000

If to the Buyer, to:

Meredith Corporation

1716 Locust Street

Des Moines, Iowa 50309-3023

Attention: John Zieser

Facsimile: (515) 284-3840

with a copy (which shall not constitute notice) to:

Cooley LLP

1299 Pennsylvania Avenue, NW Suite 700

Washington, DC 20004

Attention: Michael D. Basile, Esq.

Facsimile: (202) 842-7899

Section 11.6.     Successors and Assigns; Third Party Beneficiaries.

(a)     This Agreement and all of its terms shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, including any successor by a merger or conversion referenced below. Except as provided in this Section 11.6(a) and Section 6.1(d), this Agreement shall not be assigned by any party hereto. Any party (including, for this purpose, any Seller Party or the Buyer) may assign this Agreement to any of its Affiliates, provided that no such assignment materially delays the grant of the FCC Consent, clearance under the HSR Act, if necessary, or approval by the DOJ pursuant to the DOJ Final Judgment, if applicable, and, provided further, that no such assignment shall operate to relieve a party of any of its liabilities or obligations hereunder.

(b)     Except for the Buyer Group Members and Seller Group Members to the extent set forth in Article IX, Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 11.6 any right, remedy or claim under or by reason of this Agreement.

Section 11.7.     Access to Records after Closing.

(a)     For a period of six (6) years after the Closing Date, the Seller Parties and their representatives shall have reasonable access to all of the books and records of the Business transferred to the Buyer hereunder to the extent that such access may reasonably be required by the Seller Parties in connection with matters relating to or affected by the operations of the Business prior to the Closing Date. Such access shall be afforded by the Buyer upon receipt of reasonable advance notice and during normal business hours. The Seller Parties shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 11.7(a). If the Buyer shall desire to dispose of any of such books and records prior to the expiration of such six (6) year period, it shall, prior to such disposition, give the Seller Parties a reasonable opportunity, at the Seller Parties' expense, to segregate and remove such books and records as the other party may select.

(b)     For a period of six (6) years after the Closing Date, the Buyer and its representatives shall have reasonable access to all of the books and records relating to the Business which the Seller Parties or any of their Affiliates may retain after the Closing Date. Such access shall be afforded by the Seller Parties and their Affiliates upon receipt of reasonable advance notice and during normal business hours. The Buyer shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 11.7(b). If the Seller Parties or any of their Affiliates shall desire to dispose of any of such books and records prior to the expiration of such six-(6) year period, such party shall, prior to such disposition, give the Buyer a reasonable opportunity, at the Buyer’s expense, to segregate and remove such books and records as the other party may select.

Section 11.8.     Entire Agreement; Amendments. This Agreement, the Exhibits and Schedules referred to herein and the other documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or intents between or among any of the parties hereto. The parties hereto, by mutual agreement in writing, may amend, modify and supplement this Agreement.

Section 11.9.     Interpretation. Article titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. For purposes of this Agreement, (i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (ii) the word “or” is not exclusive and (iii) the words “herein”, “hereof”, “hereby”, “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein (a) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and the Exhibits and Schedules attached to, this Agreement and (b) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement. This Agreement, the Buyer Ancillary Agreements and the Ancillary Agreements shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. References to a “party hereto” or the “parties hereto” or similar phrases shall refer to the Seller Parties and the Buyer. An asset or right shall be deemed to be “exclusively related” to or “exclusively used in” the Business if in the ordinary course of the Business such asset or right is used solely in the Business and is not used by the other businesses and operations of the Seller Parties and their Affiliates.

Section 11.10.     Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

Section 11.11.     Expenses. Except as otherwise expressly provided herein, each of Seller Parties and the Buyer will pay all of its own respective costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants.

Section 11.12.     Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

Section 11.13.     Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties and delivered to each of the Seller Parties and the Buyer.

Section 11.14.     Disclaimer of Warranties. No Seller Party makes any representations or warranties with respect to any projections, forecasts or forward-looking information provided to the Buyer. There is no assurance that any projected or forecasted results will be achieved. EXCEPT AS TO THOSE MATTERS EXPRESSLY COVERED BY THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT AND THE CERTIFICATES DELIVERED BY THE SELLER PARTIES PURSUANT TO SECTION 8.1, (A) THE SELLER PARTIES ARE SELLING THE BUSINESS AND THE PURCHASED ASSETS ON AN “AS IS, WHERE IS” BASIS AND SELLER PARTIES DISCLAIM ALL OTHER WARRANTIES, REPRESENTATIONS AND GUARANTIES WHETHER EXPRESS OR IMPLIED, AND (B) THE SELLER PARTIES MAKE NO REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND NO IMPLIED WARRANTIES WHATSOEVER. The Buyer acknowledges that none of the Seller Parties or any of their representatives or Affiliates nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any memoranda, charts, summaries or schedules heretofore made available by the Buyer or its representatives or Affiliates or any other information, in each case, which is not included in this Agreement or the Schedules hereto, and none of the Seller Parties or any of their representatives or Affiliates nor any other Person will have or be subject to any liability to the Buyer, any Affiliate of the Buyer or any other Person resulting from the distribution of any such information to, or use of any such information by, the Buyer, any Affiliate of the Buyer or any of their agents, consultants, accountants, counsel or other representatives. The Buyer disclaims that it is relying upon or has relied upon any representation or warranty not included in this Agreement that may have been made by any Person in connection with the subject matter hereof, and acknowledges and agrees that the Seller Parties disclaim any such other representations and warranties.

Section 11.15.     WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.16.     Specific Performance. The parties agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached or the Closing was not consummated, and that money damages would not be an adequate remedy, even if available. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including the parties’ obligations to consummate the Closing) in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity (other than in connection with the merits of the underlying dispute as to whether a party is in breach or would be in breach of its obligations under this Agreement). Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to post any bond or other security in connection with any such order or injunction.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

SELLER PARTIES

MEDIA GENERAL, INC

By:	/s/ James F. Woodward
Name: James F. Woodward
Title: Senior Vice President & Chief Financial officer

MERCURY NEW HOLDCO, INC.

By:	/s/ James F. Woodward
Name: James F. Woodward
Title: Treasurer

BUYER

MEREDITH CORPORATION

By:	/s/ John S. Zieser
John S. Zieser
Chief Development Officer/General Counsel

[Signature Page to Asset Purchase Agreement]